UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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OCZ TECHNOLOGY GROUP, INC.

 (Name of Registrant as Specified in its Charter)

 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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August 18, 2011

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders on Tuesday, September 27, 2011 at 9:00 a.m., local time.  The meeting will be held at OCZ’s principal executive offices located at 6373 San Ignacio Avenue, San Jose, CA 95119.  The meeting will commence with a discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders followed by presentations and a report on our operations.

The Notice of Annual Meeting of Stockholders and the Proxy Statement, which more fully describe the formal business to be conducted at the meeting, follow this letter.  A copy of our Annual Report to Stockholders is also enclosed for your information.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly.  After reading the proxy statement, please promptly mark, sign and date the enclosed proxy card and return it in the prepaid envelope provided.  Alternatively, you may vote your shares via a toll-free telephone number or over the Internet.  Instructions regarding all three methods of voting are provided on the proxy card.  If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person.  If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

We look forward to seeing you at the annual meeting.

Sincerely yours,

Ryan M. Petersen
President and Chief Executive Officer

Notice Of 2011 Annual Meeting Of Stockholders

To Be Held September 27, 2011

The 2011 annual meeting of stockholders of OCZ Technology Group, Inc., a Delaware corporation, will be held on Tuesday, September 27, 2011 at 9:00 a.m., local time, at OCZ’s principal executive offices located at 6373 San Ignacio Avenue, San Jose, CA 95119, for the following purposes:

1.      To elect Richard L. Hunter and Ralph Schmitt as Class II directors, each to hold office for a three-year term and until their respective successors are elected and qualified.

2.    To approve an amendment to our 2004 Stock Incentive Plan to require that a vote by stockholders is required in order to lower the exercise price of an outstanding equity award.

3.      To approve an increase in the maximum aggregate number of shares that may be issued under our 2004 Stock Incentive Plan by 4,500,000 shares.

4.    To approve, on a non-binding, advisory basis, the compensation of our executive officers.

5.    To vote, on a non-binding, advisory basis, on the frequency of future advisory votes on executive compensation.

6.      To ratify the appointment of Crowe Horwath LLP as our independent auditors for the fiscal year ending February 29, 2012.

7.      To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Our Board of Directors (the “Board”) recommends a vote FOR Items 1, 2, 3, 4 and 6 and that the frequency of votes on an advisory basis of executive compensation be EVERY ONE YEAR (i.e., annually).  Stockholders of record at the close of business on August 9, 2011 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement.  For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 6373 San Ignacio Avenue, San Jose, CA 95119.

By order of the Board of Directors,

Arthur F. Knapp, Jr.
Corporate Secretary

August 18, 2011

IMPORTANT:  Please vote your shares via telephone or the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope.  If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 27, 2011:   Financial and other information concerning OCZ Technology Group, Inc. is contained in our Annual Report to Stockholders for the fiscal year ended February 28, 2011.  A complete set of proxy materials relating to our annual meeting is available on the Internet.  These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders, may be viewed at http://www.edocumentview.com/OCZ.

OCZ TECHNOLOGY GROUP, INC.

6373 SAN IGNACIO AVENUE
SAN JOSE, CA 95119

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials to you in connection with the solicitation by the Board of Directors of OCZ Technology Group, Inc., a Delaware corporation, of proxies to be used at our annual meeting of stockholders to be held on September 27, 2011 (the “2011 Annual Meeting”) or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  This Proxy Statement and related materials are first being mailed to stockholders on or about August 18, 2011.  References in this Proxy Statement to the “Company,” “we,” “our,” “us” and “OCZ” are to OCZ Technology Group, Inc. and to the “annual meeting” are to the 2011 Annual Meeting.  When we refer to the Company’s fiscal year, we mean the annual period ending on February 28, 2011.  This Proxy Statement covers our fiscal year 2011, which was from March 1, 2010 through February 28, 2011.

SOLICITATION AND VOTING

Record Date

The Board has fixed the close of business on August 9, 2011 as the record date for determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.  As of the record date, we had 51,724,945 shares of common stock outstanding and entitled to vote, held by approximately 97 stockholders of record.

Quorum

A majority of the shares of common stock issued and outstanding as of the record date must be represented, either in person or by proxy, to constitute a quorum for the transaction of business at the meeting.  Votes for and against, abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for the limited purposes of determining the presence of a quorum.

Vote Required

Proposal 1: Elect two directors from the named director nominees.

The two director nominees receiving the highest number of “FOR” votes will be elected as directors. This number is called a plurality. Failing to vote or voting your proxy to withhold authority for all or some of the director nominees will have no effect on the election of directors. Broker non-votes will also have no effect on this proposal.

Proposal 2: Approve an amendment to our 2004 Stock Incentive Plan to require a stockholder vote to lower the exercise price of outstanding equity awards.

This proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal at the meeting. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” with respect to this proposal, your vote will not be counted as cast. Similarly, a broker non-vote on this proposal will not be count as a vote cast.  Accordingly, abstentions are broker non-votes will have no legal effect on whether this matter is approved.

Proposal 3: Approve an increase in the number of shares available under our 2004 Stock Incentive Plan.

This proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal at the meeting. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” with respect to this proposal, your vote will not be counted as cast. Similarly, a broker non-vote on this proposal will not be count as a vote cast.  Accordingly, abstentions are broker non-votes will have no legal effect on whether this matter is approved.

Proposal 4: To approve on an advisory basis our executive compensation.

If the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal at the meeting, stockholders will have approved our executive compensation on a non-binding basis. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” with respect to this proposal, your vote will not be counted as cast. Similarly, a broker non-vote with respect to this proposal will not be count as a vote cast.  Accordingly, abstentions are broker non-votes will have no legal effect on whether this matter is approved.

Proposal 5: To hold an advisory vote on the frequency of future advisory votes on executive compensation.

The frequency of future advisory votes on executive compensation of the Named Executive Officers receiving the greatest number of votes—every one, two or three years—will be the frequency that stockholders approve on a non-binding basis.

Proposal 6: Ratify the appointment of Crowe Horwath LLP as our independent auditor firm for fiscal 2012.

Stockholder approval for the appointment of our independent auditor is not required, but the Board is submitting the selection of Crowe Horwath LLP for ratification in order to obtain the views of our stockholders. This proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal at the meeting, including those voted by proxy card, Internet and telephone. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” on this proposal, your vote will not be counted as cast. Accordingly, abstentions will have no effect on whether this matter is approved. Broker non-votes will also have no effect on this proposal. If the appointment of Crowe Horwath is not ratified, the Audit Committee will reconsider its selection.

How will voting on “any other business” be conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the annual meeting other than the proposals described in this Proxy Statement. If any other business is properly presented at the 2011 Annual Meeting, the proxies received will be voted on such matter in accordance with the discretion of the proxy holders.

Voting of Proxies

Holders of shares of common stock are entitled to cast one vote per share on all matters submitted to a vote of stockholders.  All shares of common stock represented by properly executed proxies received before or at the meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on the proxies.  If no instructions are indicated on a properly executed proxy card, the shares will be voted as the Board recommends on each proposal.

Stockholders whose shares are registered in their own names may vote (1) by returning a proxy card, (2) via the Internet or (3) by telephone.  Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth in the enclosed proxy card.  The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow the stockholders to vote his or her shares and confirm that his or her voting instructions have been properly recorded.  If you do not wish to vote via the Internet or telephone, please complete, sign and return the proxy card in the self-addressed, postage paid envelope provided.

Many banks and brokerage firms have a process for their beneficial owners to provide instructions over the telephone or via the Internet.  The voting form you receive from your broker or bank will contain instructions for voting.

If your shares are held in an account at a brokerage firm or bank is considered the stockholder of record for purposes of voting at the meeting. If you received a proxy card, those shares held in street name were not included in the total number of shares listed as owned by you on the proxy card. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account. You should follow the voting instructions provided by your bank or broker. Please note that if your shares are held of record by a broker, bank or nominee and you wish to vote at the meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

A “broker non-vote” generally occurs when you fail to provide your broker with voting instructions the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the rules of the New York Stock Exchange applicable to its member brokers. Those rules apply even though our common stock is listed on NASDAQ.  Broker non-votes are not counted as votes cast on a proposal, but the shares represented at the meeting by an executed proxy to which such non-votes relate are counted as present for the limited purpose of determining a quorum at the annual meeting. The proposal to ratify the appointment of Crowe Horwath LLP as our independent auditors is considered a routine matter under current applicable rules. The election of directors, the proposal to approve an amendment to our 2004 Stock Incentive Plan to require a vote by stockholders in order to lower the exercise price of outstanding equity awards, the proposal to approve an increase in the number of shares under our 2004 Stock Incentive Plan, the vote on executive compensation, and the advisory vote on the frequency of future advisory votes on executive compensation are not considered to be routine matters.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on September 26, 2011.  Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the 2011 Annual Meeting.

A stockholder who delivers an executed proxy has the power to revoke his or her proxy at any time before it is exercised by (i) executing and delivering to the Corporate Secretary of OCZ, at 6373 San Ignacio Avenue, San Jose, CA 95119, a written instrument revoking the proxy or a duly executed proxy with a later date, or (ii) by attending the 2011 Annual Meeting and voting in person.   Attendance at the meeting will not in and of itself constitute revocation of a proxy.  Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the annual meeting, the stockholder must bring to the 2011 Annual Meeting a letter from the broker, bank or other nominee confirming such stockholder’s beneficial ownership of the shares.

Solicitation of Proxies

We will bear the cost of soliciting proxies.  In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable expenses in so doing.  Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by our officers, directors and employees.  No additional compensation will be paid to officers, directors or employees for such solicitation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board consisting of two Class I directors, two Class II directors and one Class III director.  At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

The terms of the respective Class II directors will expire on the date of the upcoming annual meeting.  Accordingly, two individuals will be elected to serve as Class II directors of the Board at the 2011 Annual Meeting.  Management’s nominees for election by the stockholders to these positions are the current Class II members of the Board, namely, Richard L. Hunter and Ralph Schmitt.  If elected, each nominee will serve as a director until our annual meeting of stockholders in 2014 and until their respective successors are elected and qualified.  If any of the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.  The proxies cannot vote for more than two persons.

If a quorum is present, the two nominees for Class II directors receiving the highest number of votes will be elected as Class II directors.  Abstentions will have no effect on the vote.

THE BOARD RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

Directors

The following table sets forth as of August 1, 2011 information regarding our directors, including the nominees for Class II directors to be elected at this meeting.

NAME	POSITION(S) WITH OCZ	AGE	DIRECTOR SINCE

Class I Directors Whose Terms Expire at the 2013 Annual Meeting of Stockholders:

Ryan M. Petersen	President, Chief Executive Officer and Director	36	2002
Adam J. Epstein(1)	Director	45	2010

Class II Directors Nominated for Election at the 2011 Annual Meeting of Stockholders:

Richard L. Hunter(2)	Director	58	2010

Ralph Schmitt (3)	Director	50	2011

Class III Directors Whose Terms Expire at the 2012 Annual Meeting of Stockholders:

Russell J. Knittel(4)	Director	61	2010

(1)	Member of Audit and Compensation Committees; Chairman of Nominating and Governance Committee.

(2)	Member of Audit and Nominating and Governance Committees; Chairman of Compensation Committee.

(3)	Member of Audit, Nominating and Governance, and Compensation Committees.

(4)	Member of Compensation and Nominating and Governance Committees; Chairman of Audit Committee.

Ryan M. Petersen has served as Chief Executive Officer and a member of our Board since founding OCZ in 2002.  Mr. Petersen is the inventor or co-inventor of much of our proprietary technology.  Just as OCZ’s corporate evolution from cottage memory overclocking to enterprise class solid state drives has been atypical, Mr. Petersen’s path from an aspiring musician and youthful indiscretions to a storage technology pioneer has been similarly unique. He started as an employee at Micron Technology, Inc., and thereafter became an entrepreneur and self-taught innovator in the field of semiconductor enhancement. Mr. Petersen is an active member of JEDEC, the technical standards body.  Our Board has concluded that Mr. Petersen should serve as a director based on his experience and insight as one of our founders and as our Chief Executive Officer.

Mr. Epstein is the founding principal of Third Creek Advisors, LLC (“TCA”), a special advisor to small-cap boards and investment funds with respect to corporate finance and capital markets. Prior to founding TCA in 2010, from 2003 through 2009, Mr. Epstein was co-founder and a principal at Enable Capital Management, LLC, an investment firm that provides growth financing to publicly-traded companies. Mr. Epstein previously held managerial roles with Enable Capital, LLC, Surge Components, Inc., MailEncrypt, Inc., Tickets.com, Inc., and Achilles’ Wheels, Inc. Mr. Epstein started his career as an attorney at the law firm of Brobeck, Phleger & Harrison. Mr. Epstein served as the Chief Executive Officer of Superus Holdings, Inc., a private company formed for the purpose of merging other entities therein (“Superus”). The contemplated mergers were never effectuated, and Superus filed for bankruptcy within 12 months after Mr. Epstein resigned as the Chief Executive Officer. He received a bachelor’s degree, cum laude, from Vassar College, and a J.D. from Boston University.

Richard L. Hunter has been a partner with Daylight Partners, a venture capital firm since 2008. From 1998 to 2008, Mr. Hunter was with Dell, Inc., a computer manufacturer and services company, where he most recently served as Vice President of Consumer Technical Support and Customer Service and was responsible for managing over 14,000 customer service agents. For seven years, Mr. Hunter led Dell’s Americas manufacturing operations. Mr. Hunter previously served in managerial roles with Matco Electronics, Texas Instruments, Incorporated, Ericcson/General Electric, Ryan Homes, Exide Electronics and General Electric Company. Mr. Hunter also serves on the board of four private companies and is an advisor to two additional private company boards.   Mr. Hunter received a bachelor’s degree in mechanical engineering from Georgia Tech.

Russell J. Knittel has served as Interim President and Chief Executive Officer of Synaptics Incorporated since October 2010, as Executive Vice President from July 2007 to October 2010, and Chief Financial Officer, Secretary and Treasurer from November 2001 until September 2009. Mr. Knittel also served as Senior Vice President of Synaptics from November 2001 until July 2007 and as the Vice President of Administration and Finance, Chief Financial Officer, and Secretary from April 2000 through October 2001. Synaptics, based in Santa Clara, California, is a leading worldwide developer and supplier of custom designed human interface solutions that enable people to interact more easily and intuitively with a wide range of mobile computing, communications, entertainment, and other electronic devices. Mr. Knittel serves on the board of Synaptics Incorporated and MarineMax, Inc., both publicly traded companies.  Mr. Knittel also serves on the board of Litepoint Corporation, a privately held company. Mr. Knittel holds a Bachelor of Arts degree in accounting from California State University and an MBA from San Jose State University.

Ralph Schmitt has served as president and CEO of PLX Technology, Inc., a global provider of semiconductor-based connectivity solutions primarily targeting the enterprise and consumer markets since 2008. He has also chaired the GSA Emerging Company Council since 2010. During 2008, he consulted with a variety of venture capitalists, and acted as CEO of Legend Silicon, a privately funded Chinese terrestrial digital TV semiconductor company. From 2005 through 2007, Mr. Schmitt was CEO of Sipex, an analog semiconductor company that merged with Exar in 2007, where he was appointed CEO. From 1999 to 2005, Mr. Schmitt was executive vice president of Sales, Marketing, and Business Development for Cypress Semiconductor where he led sales growth to more than $1 billion while also overseeing the acquisition and integration of numerous companies. Mr. Schmitt has served on the boards at Cypress subsidiaries and other privately held semiconductor and systems companies. Mr. Schmitt holds a BSEE from Rutgers University.

Executive Officers

Set forth below are the names, ages, tenure with us, and positions of those persons who are our executive officers.

Name	Age	Position(s)	Officer Since
Ryan M. Petersen	36	Chief Executive Officer and Director	2002
Arthur F. Knapp, Jr.	62	Chief Financial Officer	2010
Alex Mei	36	Executive Vice President, Chief Marketing Officer	2004
Richard Singh	50	Chief Sales Officer	2010

Mr. Petersen’s information is set forth above.

Arthur F. Knapp, Jr. has served as Chief Financial Officer since December 2010. He also served as our Chief Financial Officer from November 2005 to March 2009, served as our Vice President of Finance from March 2009 to October 2010 and served as our Interim Chief Financial Officer from October 2010 to December 2010. Mr. Knapp previously served as Chief Financial Officer at publicly-held high-tech companies such as Duquesne Systems, Inc., LEGENT Corporation, Boole & Babbage Inc., and Calico Commerce, Inc. Mr. Knapp also spent 10 years in public accounting, and is a CPA/CMA. Mr. Knapp holds a B.S. in Accounting from Penn State University.

Alex Mei has served as our Executive Vice President and Chief Marketing Officer since February 2006 responsible for our branding, product launches, channel support, and public relations. From October 2004 to February 2006, Mr. Mei served as our Senior Vice President of Marketing. Mr. Mei also served as one of our directors from April 2007 to July 2009. From 1999 to 2003, Mr. Mei served as Global Marketing Manager of First International Computer Inc. Mr. Mei holds a B.S. in Marketing Management from California Polytechnic State University, San Luis Obispo.

Richard Singh has served as our Chief Sales Officer since March 2011. He served as our Senior Vice President of Worldwide Sales from July 2010 to February 2011. Mr. Singh previously served as the Senior Vice President of Worldwide Sales at OCZ from April 2005 through December 2007. Mr. Singh’s extensive sales background includes storage related companies such as Samsung’s storage division, Toshiba Disk Products Division and Seagate Technology. Mr. Singh has also held sales management positions in other technology companies, including Corsair Memory Inc. and On-Stream Data. He attended USC’s School of Film and graduated from California State University, Chico with a B.S. in Business.

None of our directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with our directors and executive officers acting within their capacity as such.

CORPORATE GOVERNANCE

Director Independence

In determining whether or not a director or director nominee is independent, the Board uses the standards for director independence pursuant to Nasdaq Capital Market listing standards.  Our Board concluded that Messrs. Adam J. Epstein, Richard L. Hunter, Russell J. Knittel and Ralph Schmitt, all of whom are current non-employee directors, are independent directors under Nasdaq Capital Market rules.

The independent directors meet in executive sessions without the presence of the non-independent directors or members of our management each time the Board holds its regularly scheduled meetings.

Meetings of the Board of Directors and Committees

The Board held eight meetings during the fiscal year ended February 28, 2011.  The Board has three standing committees:  an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.   During our last fiscal year, each of our then serving directors attended at least 75% of the total number of meetings of the Board and of all of the committees of the Board on which such director served during that period. Our Board may, from time to time, establish other committees.  The composition and responsibilities of each of our standing committees are described below.  Members serve on these committees until their resignation or until otherwise determined by our Board.

The following table sets forth the three standing committees of our Board and the current members of each such committee:

Name of Director	Audit	Compensation	Nominating and Governance

Ryan M. Petersen	—	—	—

Adam J. Epstein	Member	Member	Chairman

Richard L. Hunter	Member	Chairman	Member

Russell J. Knittel	Chairman	Member	Member

Ralph Schmitt	Member	Member	Member

Audit Committee

The Audit Committee oversees our corporate accounting and financial reporting process and assists the Board in monitoring our financial systems and our legal regulatory compliance.  The current members of the Audit Committee are Messrs. Adam J. Epstein, Richard L. Hunter, Russell J. Knittel and Ralph Schmitt.  Each of the members of the Audit Committee is independent for purposes of the Nasdaq Capital Market listing standards as they apply to audit committee members and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.  The Board has determined that Mr. Knittel qualifies as an audit committee financial expert under the rules of the Securities and Exchange Commission (the “SEC”).

The functions of the Audit Committee include retaining and discharging our independent auditors, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies, reviewing the results of our annual audits, our quarterly financial statements and our publicly filed reports and prepare our Audit Committee Report if required by any government agency.  The Audit Committee has adopted a written charter approved by the Board, which is available on OCZ’s website at http://www.ocztechnology.com — “Investor Relations” — “Governance.”

The Audit Committee held five meetings during the last fiscal year. Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 6.

Compensation Committee

Our Compensation Committee reviews and recommends policy relating to compensation and benefits of our officers and directors, administers our stock option and benefit plans and reviews general policy relating to compensation and benefits.  The current members of the Compensation Committee are Messrs. Adam J. Epstein, Richard L. Hunter, Russell J. Knittel and Ralph Schmitt.  Each of the members of the Compensation Committee is independent for purposes of the Nasdaq Capital Market listing standards.

The Compensation Committee sets the salary and bonus earned by the Chief Executive Officer, reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, reviews and approves salary and bonus levels for other executive officers and approves stock option grants to executive officers, reviews and evaluates, at least annually, the performance of the Compensation Committee and its members and prepares the Compensation Committee report if required by any government agency.  The Compensation Committee has adopted a written charter approved by the Board, which is available on OCZ’s website at http://www.ocztechnology.com — “Investor Relations” — “Governance.”

The Compensation Committee held two meetings during the last fiscal year. The Company does not currently engage any consultant related to executive and/or director compensation matters.

Nominating and Governance Committee

The primary responsibilities of the Nominating and Governance Committee are to identify individuals qualified to become Board members, select, or recommend to the Board, director nominees for each election of directors, develop and recommend to the Board criteria for selecting qualified director candidates, consider committee member qualifications, appointment and removal, recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to us, and provide oversight in the evaluation of the Board and each committee.  The current members of the Nominating and Governance Committee are Messrs. Adam J. Epstein, Richard L. Hunter, Russell J. Knittel and Ralph Schmitt.  Each of the members of the Nominating and Governance Committee is independent for purposes of the Nasdaq Capital Market listing standards.

The Nominating and Governance Committee considers qualified candidates for appointment and nomination for election to the board of directors and makes recommendations concerning such candidates, determines criteria for selecting new directors, considers any nominations of director candidates validly made by our stockholders, reviews and makes recommendations to the Board concerning Board and committee compensation, develops corporate governance principles for recommendation to the Board, in consultation with the Audit Committee, considers and presents to the Board for adoption a Code of Conduct and Business Ethics applicable to all employees, officers and directors, reviews, at least annually our compliance with The Nasdaq Capital Market corporate governance listing requirements, assists the Board in developing criteria for the evaluation of Board and committee performance, evaluates the committee’s own performance on an annual basis, if requested by the Board, assists the Board in its evaluation of the performance of the Board and each committee of the Board, reviews and recommends to the Board changes to our bylaws, as needed and develops orientation materials for new directors and corporate governance related continuing education for all Board members.  The Nominating and Governance Committee has adopted a written charter approved by the Board, which is available on OCZ’s website at http://www.ocztechnology.com — “Investor Relations” — “Governance.”

The Nominating and Governance Committee held two meetings during the last fiscal year.

Stockholder-Recommended Nominees

The Nominating and Governance Committee considers recommendations for director nominees that are properly submitted by stockholders.  The Nominating and Governance Committee evaluates each director nominee and reviews the qualifications and attributes of each such director nominee.  In order to be properly submitted, recommendations of director nominees must be timely sent to the Company’s principal executive offices located at 6373 San Ignacio Avenue, San Jose, CA 95119.  The recommendation must include the following written materials:  (i) the name and address, as they appear on the Company’s books, of the stockholder who intends to make the nomination and the names and addresses of the beneficial owners, if any, on whose behalf the nomination is being made and of the person or persons to be nominated, (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) the following information regarding the ownership interests of the stockholder or such other beneficial owner, which shall be supplemented in writing by the stockholder not later than 10 days after the record date for the meeting to disclose such interests as of the record date: (A) the class and number of shares of the Company that are owned beneficially and of record by the stockholder and such other beneficial owner; (B) any derivative instrument directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company; (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Company; (D) any short interest in any security of the Company; (E) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company; (F) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (G) any performance-related fees (other than an asset-based fee) to which such stockholder is entitled based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s immediate family sharing the same household, (iv) a description of all arrangements or understandings between the stockholder or such beneficial owner and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and such other beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (vi) such other information regarding each nominee proposed by such stockholder as would be required to be included in a Proxy Statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board, and (vii) the consent of each nominee to serve as a director of the Company if so elected.

If the director nominee is intended to be considered by the Nominating and Governance Committee for recommendation to the Board for the slate of directors to be voted on at the Company’s annual meeting of stockholders, the written materials must be submitted within the time permitted for submission of a stockholder proposal for inclusion in the Company’s Proxy Statement for the subject annual meeting and such submission must also comply with the provisions for stockholder proposals set forth in the Company’s Bylaws.

Other Factors for Potential Consideration

In connection with its evaluation of prospective director nominees, the Nominating and Governance Committee also considers whether the prospective director nominee (i) promotes a diversity of business experience, skill and background; (ii) possesses the requisite education, training and experience to qualify as “financially literate” or as an “audit committee financial expert” under applicable SEC and stock exchange rules; and (iii) complements or adds to the Board’s existing strengths.

Code of Ethics and Corporate Governance Materials

The Board has adopted a charter for each of the committees described above which are available on our website at http://ir.stockpr.com/ocztechnology/governance-documents.  The Board has also adopted a Code of Conduct and Business Ethics that applies to all of our employees, officers and directors.  The Code of Conduct and Business Ethics can be found on our website at http://ir.stockpr.com/ocztechnology/governance-documents.

Board Leadership Structure and Board’s Role in Risk Oversight

Currently, Mr. Ryan M. Petersen serves both as our Chief Executive Officer and Chairman of the Board.  The Board does not have a lead independent director.  The Board believes that Mr. Petersen’s service as both Chairman of the Board and Chief Executive Officer is in the best interests of the Company and its stockholders because Mr. Petersen possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most important matters.  The combined positions help to provide a unified leadership and direction for OCZ, enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders, employees, customers and suppliers.  We believe that our current leadership structure enhances Mr. Petersen’s ability to provide insight and direction on important strategic initiatives simultaneously to both management and the independent directors.

We face a number of risks, including strategic, financial, business and legal.  Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and assisted by its committees, has responsibility for the oversight of risk management.  In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management process designed and implemented by management is appropriate and functioning as designed.

Our Board believes that full and open communication between management and the Board is essential for effective risk management and oversight.  Our Board meets with our Chief Executive Officer and other senior management at our regularly scheduled Board meetings to discuss strategy and risks facing our Company.  Periodically, senior management delivers presentations to our Board or a Board committee regarding strategic matters and matters involving material risk.

While our Board is ultimately responsible for risk oversight, our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk.  The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management.  The Audit Committee discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposure.  The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.  The Nominating and Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, and corporate governance.  While our Board committees are responsible for assisting the Board in evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed through management and committee reports about such risks and steps taken to manage and mitigate them.

Stockholder Communication with the Board

Stockholders may communicate with OCZ’s Board through OCZ’s Corporate Secretary by writing to the following address:

Board of Directors
c/o Corporate Secretary
OCZ Technology Group, Inc.
6373 San Ignacio Avenue
San Jose, CA 95119

OCZ’s Corporate Secretary will forward all correspondence to the Board, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material.  OCZ’s Corporate Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within OCZ for review and possible response.

Director Attendance at Annual Meetings

We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors taking into account the directors’ schedules.  All directors are encouraged to attend our annual meetings. None of our directors attended our 2010 annual meeting.

Compensation Committee Interlocks and Insider Participation

Currently, no member of our Compensation Committee is or has been a current or former officer or employee of ours or had any related person transaction involving us.  None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers serviced as a director or member of our Compensation Committee during the fiscal year ended February 28, 2011.

PROPOSALS NO. 2 AND NO. 3

APPROVAL OF AMENDMENTS TO THE
OCZ’S 2004 STOCK INCENTIVE PLAN

At the 2011 Annual Meeting, stockholders will be asked to approve amendments to OCZ’s 2004 Stock Incentive Plan (the “Stock Incentive Plan”) to:

•	To require a vote of stockholders in order to lower the price of an outstanding equity award; and

•	Authorize an increase in shares available under the Stock Incentive Plan of 4,500,000 shares.

A copy of the Stock Incentive Plan, as amended, is attached as EXHIBIT A.

Why you should vote “For” the Amendments to the Stock Incentive Plan

The Board believes that if there were ever an instance where it sought to reprice outstanding equity awards at a lower price, that stockholders should have the right to approve the repricing in advance. Therefore, the Board has adopted an amendment to the Stock Incentive Plan, subject to stockholder approval, to reflect the requirement for stockholders to approve any repricing at a lower price.

As discussed in the section entitled Compensation Discussion and Analysis, equity incentive awards are central to our compensation program and the Stock Incentive Plan is a critical component of our equity compensation. Our Compensation Committee and Board believe that our ability to grant stock options to new and existing employees has helped us attract, retain, and motivate key talent. Since the potential value of stock options and other equity awards is realized only if our share price increases, this form of compensation provides a strong incentive for employees to work to grow the business and build stockholder value.  Equity awards are most attractive to employees who share the entrepreneurial spirit that has made OCZ a success. The Board believes that the number of shares remaining available for future issuance under the Stock Incentive Plan to be inadequate to achieve the purpose of the Stock Incentive Plan in the future.

As of August 1, 2011 only 744,978 shares remained available for the future grant of stock options under the Stock Incentive Plan, a number that the Board believes to be insufficient to meet OCZ’s anticipated needs.  Therefore, the Board has unanimously adopted, subject to stockholder approval, an amendment to Section 5.1 of the Plan to increase the maximum number of shares of common stock issuable under the Stock Incentive Plan by 4,500,000 shares to a total of 12,232,873 shares to ensure that OCZ will continue to have available a reasonable number of shares for its stock option program.  This would increase the number of shares for which we could grant additional options, restricted stock or other equity-based awards following stockholder approval to 5,244,978.

We believe the increase in the number of shares is reasonable in light of the recent growth of the Company.  Since fiscal year end February 28, 2011, we acquired Indilinx, as a result of which we granted an aggregate of 565,000 shares to former Indilinx employees. The Indilinx share grant was not anticipated during our last Stockholder Meeting. In addition, in the past year we have hired approximately 207 new employees, which was more than anticipated due to business growth in excess of our projections.  Although we believe this growth has had a positive impact on our efforts to create stockholder value, it has resulted in the share reserves under the Stock Incentive Plan depleting more quickly than we had originally anticipated.  We operate in a very competitive high-technology market and we anticipate that we will need to continue to offer competitive equity incentive compensation to attract highly qualified employees to support the growth of our business.

We believe that equity incentive compensation is a critical component to our compensation practices and allows us to incent our employees and more closely align their efforts with the creation of long-term stockholder value.  Equity compensation fosters an ownership culture in which employees think and act like stockholders.  In order to continue with our equity compensation practices, we feel it is important for stockholders to approve the proposed increase in shares available for grant under our Stock Incentive Plan.

Summary of the Stock Incentive Plan

Purpose.  The purpose of the Stock Incentive Plan is to offer selected employees, directors and consultants the opportunity to acquire equity in OCZ through awards of options to purchase common stock (which may constitute incentive stock options (an “ISO”) or non-statutory stock options (an “NSO”)) and the award or sale of common stock.  ISOs have a more favorable tax treatment under U.S. law for the optionee.  The award of options and the award or sale of common stock under the Stock Incentive Plan is intended to be exempt from the securities qualification requirements of the California Corporations Code.

Authorized Shares.  Currently, a maximum of 7,732,873 of the authorized but unissued or reacquired shares of common stock of OCZ may be issued under the Stock Incentive Plan.  Of this amount, as of August 1, 2011, a total of 2,047,709 shares had been issued upon the exercise of previously granted options and options to purchase 4,940,186 shares were outstanding.  As a result, we currently may grant options to purchase only another 744,978 shares of our common stock, without giving effect to any options that may expire or be cancelled, as described later in this paragraph.  The Board has amended the Stock Incentive Plan, subject to stockholder approval, to increase the maximum number of shares that may be issued under the Stock Incentive Plan to 12,232,873, which includes the 2,047,709 shares of common stock that we have already issued upon exercise of options.  In the event that any outstanding option or other right expires or is cancelled for any reason, the shares of common stock allocable to the unexercised portion of such option or other rights shall remain available for issuance pursuant to the Stock Incentive Plan.  If we reacquire a share of common stock previously issued under the Stock Incentive Plan pursuant to a forfeiture provision, a right of repurchase or a right of first refusal, then such share shall again become available for issuance under the Stock Incentive Plan.  However, if stockholders approve the proposed increase in the number of shares that can be issued under the Stock Incentive Plan, no more than 12,232,873 shares, including the 2,047,709 shares that have been issued previously, may be issued under the Stock Incentive Plan.

The closing price of our common stock as reported on the Nasdaq Capital Market on August 9, 2011 was $6.34 per share.

Administration.  The Stock Incentive Plan is administered by the Board.  However, the Board may delegate any or all administrative functions under the Stock Incentive Plan otherwise exercisable by the Board to one or more committees.  Subject to the provisions of the Stock Incentive Plan, the Board shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Stock Incentive Plan.

Eligibility.  All of our employees are eligible for the grant of ISOs.  Our employees, consultants and non-executive directors are eligible for the grant of NSOs or the award or sale of common stock.  As of August 1, 2011, OCZ had approximately 547 employees, including 4 executive officers, 4 outside directors and 17 consultants who were eligible under the Stock Incentive Plan.  While any eligible person may be granted non-statutory stock options, only employees may be granted incentive stock options.

Restricted shares.  Each award or sale of shares of common stock under the Stock Incentive Plan (other than upon exercise of any option) shall be evidenced by a restricted share agreement between the recipient and OCZ.  Any right to acquire shares of common stock (other than an option) shall automatically expire if not exercised by the purchaser within 30 days after OCZ communicates a grant of such right to the purchaser.  Such right shall be nontransferable and shall be exercisable only by the purchaser to whom the right was granted.  The purchase price for common stock offered under the Stock Incentive Plan shall not be less than 85% of the fair market value of such common stock; provided, however, if the purchaser is a 10% stockholder, the purchase price shall not be less than 100% of the fair market value of such common stock.  Subject to this, the Board shall determine the amount of the purchase price in its sole discretion.

Common stock awarded or sold shall be subject to such forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Board may determine.

To date, no restricted shares have been awarded under the Stock Incentive Plan.

Stock Options.  Each option grant under the Stock Incentive Plan shall be evidenced by a stock option agreement between us and the option holder.  The stock option agreement shall specify the number of shares of common stock that are subject to the option, provide for the adjustment of such number and whether the option is intended to be an ISO or an NSO.

The exercise price per share of an ISO shall not be less than 100% of the fair market value on the date of grant.  The exercise price per share of an NSO shall not be less than 85% of the fair market value of a share on the date of grant.  If the option holder is a 10% stockholder, the exercise price per share of any ISO or NSO must be at least 110% of the fair market value on the date of grant.  Subject to this, the exercise price under any option shall be determined by the Board in its sole discretion.

The term of an option shall in no event exceed 10 years from the date of grant.  The term of an ISO granted to a 10% stockholder shall not exceed 5 years from the date of grant.  Subject to this, the Board, in its sole discretion, shall determine when an option shall expire.

The date when all or any installment of the option is to become exercisable shall be specified in the stock option agreement; provided, however, that no option shall be exercisable unless the option holder has delivered to us an executed copy of the stock option agreement.  An option granted to an option holder who is not a consultant, officer or director shall be exercisable at the minimum rate of 20% per year for each of the first 5 years starting from the date of grant, subject to reasonable conditions such as continued service.  An option granted to an option holder who is a consultant or an officer or director shall be exercisable at any time during any period established by the Board, subject to reasonable conditions such as continued service.  Subject to the preceding conditions, the Board shall determine when all or any installment of an option is to become exercisable.  A stock option agreement may permit the option holder to exercise their option early, provided any unvested shares remain subject to our right of repurchase.

Common stock purchased upon exercise of options shall be subject to such forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Board may determine.

During an option holder’s lifetime, his or her options shall be exercisable only by the option holder or by the option holder’s guardian or legal representative, and shall not be transferable other than by beneficiary designation, will, or the laws of descent and distribution.  If a stock option agreement so provides, an NSO may be transferred by the option holder to one or more family members or a trust established for the benefit of the option holder and/or one or more family members.

The option shall set forth the extent to which the option holder shall have the right to exercise the option following termination of the option holder’s service.  To the extent the option was vested and exercisable upon the option holder’s termination of service, the option holder will have the right to exercise the option for at least 30 days after termination of service that is due to any reason other than cause, death or disability, and for at least 6 months after termination of service that is due to death or disability (but in no event later than the expiration of the option term).  If the option holder’s service is terminated for cause, the stock option agreement may provide that the option holder’s right to exercise the option terminates immediately on the effective date of the option holder’s termination of service.  To the extent the option was not exercisable for vested common stock upon termination of service, the option shall terminate when the option holder’s service terminates.

An option holder or a transferee of an option holder shall have no rights as a stockholder with respect to any common stock covered by the option until such person becomes entitled to receive such common stock by filing a notice of exercise and paying the exercise price.

Within the limitations of the Stock Incentive Plan, the Board may modify, extend or renew outstanding options or may accept the cancellation of outstanding options in return for the grant of new options for the same or a different number of shares of common stock, and at the same or different exercise price.

Change in Control.  The Stock Incentive Plan defines a “Change in Control” of OCZ as

a)      the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of

a.       the continuing or surviving entity and

b.       any direct or indirect parent corporation of such continuing or surviving entity;

b)      The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets or the stockholders of the Company approve a plan of complete liquidation of the Company; or

c)      Any person who, by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company.

The Stock Incentive Plan authorizes the Board to provide in any option agreement for acceleration of the vesting and exercisability of the option upon such circumstances in connection with a Change in Control as the Board determines in its discretion.  Options that are not assumed, replaced or exercised prior to the Change in Control will terminate.

Amendment and Terminations.  The Stock Incentive Plan automatically terminates 10 years after adoption by the Board, and the Board may amend, suspend or terminate the Stock Incentive Plan at any time or for any reason.  To amend the Stock Incentive Plan or an outstanding option or common stock purchased under the Stock Incentive Plan in a manner that is adverse to the holder of such option or common stock requires the consent of the holder of such option or common stock.  No shares of common stock shall be issued or sold under the Stock Incentive Plan after the termination thereof, except upon exercise of an option granted prior to such termination.  Stockholder approval is required for an amendment if it increases the number of Shares available for issuance under the Stock Incentive Plan (except with respect to share adjustments described in Section 9 of the Stock Incentive Plan) or of if it materially changes the class of persons who are eligible for the grant of Options or the award or sale of Shares.  In addition, at least two-thirds (2/3) of the OCZ’s shares entitled to vote must affirmatively approve an increase in the number of shares available for issuance under the Stock Incentive Plan if the total number of shares that may be issued upon the exercise of all outstanding options and the total number of shares provided under any stock bonus or similar plan of OCZ exceed thirty percent (30%) of all outstanding OCZ shares.

Voting and Dividend Rights.  The holders of shares acquired under the Stock Incentive Plan shall have the same voting, dividend and other rights as the OCZ’s other stockholders.  A restricted share agreement, however, may require that the holders of Shares invest any cash dividends received in additional shares.  Such additional shares shall be subject to the same conditions and restrictions as the award with respect to which the dividends were paid.

Options Granted to Certain Persons

The aggregate numbers of shares of common stock subject to options granted to certain persons under the Stock Incentive Plan since its inception are as follows: (i) Ryan M. Petersen, President and Chief Executive Officer, 0 shares; (ii) Kerry T. Smith1, former Chief Financial Officer, 200,000 shares; (iii) Arthur F. Knapp, Jr., Chief Financial Officer, 754,872 shares; (iv) Alex Mei, Chief Marketing Officer, 465,000 shares; (v) Justin Shong, former Senior Vice President of Global Sales, 120,000 shares; (vi) Richard Singh, Chief Sales Officer, 508,000 shares, (vii) all current executive officers as a group, an aggregate of 1,727,872 shares; (viii) all current directors who are not executive officers as a group, an aggregate of 602,842 shares that includes the nominees for election as a director Richard L. Hunter, 172,614 shares, and Ralph Schmitt, 75,000 shares; and (ix) all employees, including current officers who are not executive officers, as a group, an aggregate of 6,469,600 shares.  Since its inception, no options have been granted under the Stock Incentive Plan to any other nominee for election as a director, or any associate of any such director, nominee or executive officer, and no other person has been granted five percent or more of the total amount of options granted under the Stock Incentive Plan.  The specific individuals who will be granted awards under the Stock Incentive Plan and the type and amount of such awards will be determined by the Board or committee administering the plan from time to time.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide as to the U.S. federal income tax consequences of participation in the Stock Incentive Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Non-Qualified Options.  The grant of a non-qualified option will not result in taxable income to the participant.  Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares of stock acquired over the exercise price for those shares, and the Company will be entitled to a corresponding deduction.  Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

If the participant exercises the option prior to vesting, the participant will receive non-vested shares that remain subject to restrictions constituting a “substantial risk of forfeiture” for U.S. income tax purposes until such vesting date.  In such event, the participant will realize ordinary income at the time of vesting in an amount equal to the excess of the fair market value of the shares of stock acquired over the exercise price for those shares, and the Company will be entitled to a corresponding deduction.  However, the participant may elect, pursuant to Section 83(b) of the IRC, to realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares of stock acquired over the exercise price for those shares, notwithstanding the fact that such shares remain subject to a substantial risk of forfeiture, by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised.

The exercise of a non-qualified option through the delivery of previously acquired shares will generally be treated as a non-taxable, like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option.  That number of shares, will take the same basis and, for capital gains purposes, the same holding period as the shares that are given up.  The value of the shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the participant at the time of the exercise.  The excess shares will have a new holding period for capital gain purposes and a basis equal to the value of such shares of common stock determined at the time of exercise.

Incentive Stock Options.  The grant of an incentive stock option will not result in taxable income to the participant.  The exercise of an incentive stock option will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise or ending one year prior to the date of exercise if the participant is disabled, as that term is defined in the IRC.

The excess of the fair market value of the shares of common stock at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised.  For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares of common stock acquired pursuant to the incentive stock option exercise, the participant will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

If the participant does not sell or otherwise dispose of the common stock within two years from the date of the grant of the incentive stock option or within one year after receiving the transfer of such shares of common stock, then, upon disposition of such shares of stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and the Company will not be entitled to any deduction.  A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

1 Mr. Smith resigned as our Chief Financial Officer, Corporate Secretary and Director on October 6, 2010 and we appointed Arthur F. Knapp, Jr. to serve as interim Chief Financial Officer.  Mr. Knapp was elected as our Chief Financial Officer in December 2010.

If the foregoing holding period requirements are not met, the participant will generally realize ordinary income, and a corresponding deduction will be allowed to the Company, at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price.  If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain.  If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

The exercise of an incentive stock option through the exchange of previously acquired shares of common stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of a non-qualified option; that is, as a non-taxable, like-kind exchange as to the number of shares given up and the identical number of shares received under the option.  That number of shares, will take the same basis and, for capital gain purposes, the same holding period as the shares that are given up.  However, such holding period will not be credited for purposes of the one-year holding period required for the new shares to receive incentive stock option treatment.  Shares received in excess of the number of shares given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares received will have a basis equal to the amount of the cash.  If a disqualifying disposition, which is a disposition before the end of the applicable holding period, occurs with respect to any of the shares received from the exchange, it will be treated as a disqualifying disposition of the shares with the lowest basis.

If the exercise price of an incentive stock option is paid with shares of common stock of the Company acquired through a prior exercise of an incentive stock option, gain will be realized on the shares given up and will be taxed as ordinary income if those shares have not been held for the minimum incentive stock option holding period, which holding period is two years from the date of grant and one year from the date of transfer, but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares received.

Restricted Shares.  A participant who has been granted restricted shares will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, if the grant is subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of other objectives, assuming that the restrictions constitute a “substantial risk of forfeiture” for U.S. income tax purposes.  Upon the vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares minus any amount paid for such shares, and the Company will be entitled to a corresponding deduction.  Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting.  Dividends paid to the holder during the restriction period will also be compensation income to the participant and deductible as such by the Company.

Withholding of Taxes.  Pursuant to the Stock Incentive Plan, the Company may deduct, from any payment or distribution of shares under the Stock Incentive Plan, the amount of any tax required by law to be withheld with respect to such payment, or may require the participant to pay such amount to the Company prior to, and as a condition of, making such payment or distribution.  Subject to rules and limitations established by the Compensation Committee, a participant may elect to satisfy the withholding required, in whole or in part, either by having the Company withhold shares of common stock from any payment under the Stock Incentive Plan or by the participant delivering shares of the Company to the Company.  However, the number of such shares used to satisfy the withholding obligation with respect to the exercise of a stock option may not be more than the number required to satisfy the Company’s minimum statutory withholding obligation based on minimum statutory withholding rates for U.S. federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income.  The portion of the withholding that is satisfied with shares will be determined using the fair market value shares of shares of common stock of the Company on the date when the taxes otherwise would be withhold in cash.

The use of shares of common stock of the Company to satisfy any withholding requirement will be treated, for U.S. income tax purposes, as a sale of such shares for an amount equal to the fair market value of the shares on the date when the amount of taxes to be withheld is determined.  If previously-owned shares of common stock of the Company are delivered by a participant to satisfy a withholding requirement, the disposition of such shares would result in the recognition of gain or loss by the participant for tax purposes, depending on whether the basis in the delivered shares is less than or greater than the fair market value of the shares at the time of disposition.

Change in Control.  Any acceleration of the vesting or payment of awards under the Stock Incentive Plan in the event of a change in control in the Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the IRC, which may subject the participant to a 20% excise tax and preclude deduction by a subsidiary.

Deferred Compensation.  Awards granted pursuant to the Stock Incentive Plan are generally not intended to constitute “deferred compensation” subject to section 409A of the IRC.  A violation of section 409A of the IRC may subject a participant to immediate taxation of an award plus a 20 percent excise tax and interest.  In addition, to the extent that the Stock Incentive Plan is treated as a plan of a “nonqualified entity” (which generally includes an entity in a jurisdiction that is not subject to U.S. income tax or a comprehensive foreign income tax), income will be recognized by the recipient at the time of vesting, rather than the time of distribution.

Tax Advice.  The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the Federal income tax aspects of the Stock Incentive Plan.  A participant may also be subject to state and local taxes, or taxes in other jurisdictions, in connection with the grant of awards under the Stock Incentive Plan.  The Company suggests that participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

Vote Required and Board Recommendation

Approval of these proposals require the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal.  Abstentions will have the same effect as votes against the proposal.  Broker non-votes will have no effect on the outcome of this vote.

THE BOARD BELIEVES THAT THE PROPOSED AMENDMENTS TO THE STOCK INCENTIVE PLAN ARE IN THE BEST INTERESTS OF OCZ AND ITS STOCKHOLDERS FOR THE REASONS STATED ABOVE.  THEREFORE:

•
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2 TO AMENDTHE STOCK INCENTIVE PLAN TO REQUIRE THAT A VOTE BY STOCKHOLDERS IS REQUIRED IN ORDER TO LOWER THE EXERCISE PRICE OF AN OUTSTANDING EQUITY AWARD; AND

•
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3 TO AMEND THE STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE STOCK INCENTIVE PLAN BY 4,500,000 SHARES.

PROPOSAL NO. 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our executive officers whose compensation is reported in the compensation tables that appear later in this Proxy Statement (to whom we refer as our named executive officers), as such compensation is disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K (which is the Securities and Exchange Commission’s rule setting forth executive compensation disclosure requirements).

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” we strive to enhance long-term stockholder value by closely aligning our executive compensation philosophy and practices with the interests of our stockholders by rewarding achievement of specific annual, long-term, and strategic goals by our Company, focusing on revenue growth and profitability. Our executive compensation program is designed to attract, motivate, and retain talented executives who possess the skills required to formulate and drive our Company’s strategic direction and achieve annual and long-term performance goals necessary to create stockholder value. Our compensation practices, which balance long-term and short-term awards, are structured to pay for performance, to encourage business decision-making aligned with the long-term interests of our Company and to promote and to support the human resource requirements of our business. Please read the “Compensation Discussion and Analysis” discussion for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers.

We believe that our executive compensation programs are structured in the best manner possible to support our Company and our business objectives. We are asking our stockholders to indicate their support for our named executive officer compensation as described on pages 19 — 28 of this Proxy Statement, which include the “Compensation Discussion and Analysis” section and the compensation tables and related narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the OCZ Technology Group named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in the OCZ Technology Group Proxy Statement is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on our Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee value the opinions of our stockholders and will review the voting results. To the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee would evaluate whether any actions are necessary to address those concerns.

Because Proposal No. 4 is a non-binding, advisory vote, there is no specific approval requirement. However, the Board will consider that the stockholders have approved executive compensation on an advisory basis if this proposal receives the affirmative vote of a majority of the votes present (in person or by proxy) and entitled to vote on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION.

PROPOSAL NO. 5

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE
ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal No. 4 of this Proxy Statement. By voting on this Proposal No. 5, stockholders may indicate whether they would prefer an advisory vote on named executive officers’ compensation once every one, two, or three years.

The advisory vote by the stockholders on frequency is distinct from the advisory vote on the compensation of our named executive officers. This proposal deals with the issue of how frequently an advisory vote on compensation should be presented to our stockholders. In this regard, we are soliciting your advice on whether the compensation of our named executive officers be submitted to stockholders for an advisory vote every year, every two years, or every three years. You may vote for one of these three alternatives or you may abstain from making a choice.

After careful consideration of this proposal, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our Company, and therefore the Board recommends that you vote for annual advisory votes on executive compensation. In formulating its recommendation, the Board considered that named executive officer compensation is evaluated, adjusted and approved on an annual basis. The Board believes that having an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Although the vote is non-binding, the Compensation Committee and the Board value the opinions of the stockholders and will consider the outcome of the vote when determining the frequency of the stockholder vote on executive compensation. However, because this vote is advisory and not binding on the Board n any way, the Board may decide that it is in the best interests of our stockholders and our Company to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders.

Because Proposal No. 5 is a non-binding, advisory vote, there is no specific approval requirement. However, the Board will consider that stockholders have selected, on an advisory basis, whichever frequency of submission receives the plurality of the votes present (in person or by proxy) and entitled to vote on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR A FREQUENCY OF “ONE YEAR” FOR FUTURE NON-BINDING STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 6

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Changes in Registrant’s Certifying Accountant.  Effective April 5, 2010, our Audit Committee appointed Crowe Horwath LLP (“Crowe Horwath”), based in the United States, as our independent registered public accounting firm.  Crowe Horwath replaced Horwath Clark Whitehill LLP (“Horwath Clark Whitehill”), based in the United Kingdom, as our auditors.  Both Crowe Horwath and Horwath Clark Whitehill are members of Crowe Horwath International, an organization of independent accounting and management consulting firms.

The reports of Horwath Clark Whitehill on OCZ’s consolidated financial statements for each of the fiscal years ended February 28, 2009 and February 29, 2008 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended February 28, 2009 and February 29, 2008 and the subsequent interim periods thereto, there were no disagreements with Horwath Clark Whitehill on any matter of accounting principles, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Horwath Clark Whitehill, would have caused Horwath Clark Whitehill to make reference to the subject matter of the disagreements in connection with its report for such fiscal years or interim periods; and there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended February 28, 2009 and February 29, 2008 and through the date hereof, neither we, and nor anyone acting on our behalf has consulted Crowe Horwath on any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Crowe Horwath has acted in their capacity as independent auditors since their appointment in fiscal year ended February 28, 2010.  Representatives of Crowe Horwath and Horwath Clark Whitehill are expected to be present or available via teleconference at the annual meeting, with the opportunity to make a statement if the representatives desire to do so, and are expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to us for the fiscal years ended February 28, 2011 and February 28, 2010 by Crowe Horwath LLP and Crowe Clark Whitehill LLP:

	Fiscal Year Ended
	February 28, 2011	February 28, 2010
Audit fees(1)	$170,000	$125,259
Audit related fees(2)	44,010	26,372
Tax fees(3)	-	-
All other fees(4)	15,000	9,015
	$229,010	$160,646

(1)	Audit Fees consist of fees for professional services rendered for the audit of our consolidated annual financial statements, internal control over financial reporting and the review of the interim consolidated financial statements included in quarterly reports and services that have been are normally provided by Crowe Horwath and Crowe Clark Whitehill in connection with statutory and regulatory filings or engagements, and attest services.

(2)	Audit-Related Fees consist of fees for services associated with registration statements for the SEC, including but not limited to Form S-1 Form S-3 and Form 10.

(3)	Tax Fees consist of fees for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above.

The Audit Committee has determined that all services performed by Crowe Horwath are compatible with maintaining the independence of Crowe Horwath.   The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. All of the 2011 and 2010 services described above were pre-approved in accordance with these policies.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and voting at the annual meeting is required to approve the ratification of the selection of our independent auditors.  Abstentions will be counted as votes against this proposal.  Broker non-votes are not counted (other than for quorum purposes) and will have no effect on the vote on this proposal.  If the stockholders do not approve the ratification of Crowe Horwath as our auditors, the Audit Committee will reconsider its selection.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING FEBRUARY 28, 2012.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.  The Audit Committee has discussed and reviewed with each of Horwath Clark Whitehill LLP and Crowe Horwath LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which include, among other items, matters related to the conduct of the audit of our financial statements.  In addition, the Audit Committee has met with each of Horwath Clark Whitehill LLP and Crowe Horwath LLP, with and without management present, to discuss the overall scope of each of Horwath Clark Whitehill LLP and Crowe Horwath LLP’s audit, the results of its examinations, their respective evaluations of our internal controls and the overall quality of our financial reporting.

The Audit Committee has received from the auditors formal written statements and the letter describing all relationships between the auditors and OCZ that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1,  Independence Discussions with Audit Committees , which relates to the auditors’ independence from OCZ and its related entities and discussed with the auditors any relationship that may impact their respective objectivity and independence.

Based on the review and discussions referred to above, the Audit Committee recommended to Board that OCZ’s audited financial statements be included in OCZ’s Annual Report on Form 10-K, as amended, for the fiscal year ended February 28, 2011.

Respectfully submitted by the members of the Audit Committee of the Board of Directors,

Russell J. Knittel (Chairman) Adam J. Epstein
Richard L. Hunter Ralph Schmitt

Pursuant to the Instruction to Item 407(d) of Regulation S-K, the foregoing Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that OCZ specifically incorporates such information by reference in such filing.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview; Objectives

The Compensation Committee of our Board has overall responsibility for the compensation program for our executive officers.  The Board appoints members of the Compensation Committee, none of whom is an executive officer of our Company.

We have created a compensation program that includes short-term and long-term components, as well as cash and equity elements that we believe will provide appropriate incentives to reward our executives and help to achieve the following objectives:

•	attract and retain talented and experienced executives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases;

•	compensate our executives to manage our business to meet our long-range objectives; and

•	ensure that total compensation is fair, reasonable and competitive.

Our executive compensation program provides for the following elements:

•	base salaries, which are designed to allow us to attract and retain qualified candidates in a highly competitive market;

•	variable compensation, which provides additional cash compensation and is designed to support our pay-for-performance philosophy;

•	equity compensation, principally in the form of stock options, which are granted to incentivize executive behavior that results in increased stockholder value;

•	a benefits package that is available to all of our employees; and

•	post-termination compensation.

A detailed description of these components is provided below.

Elements of Our Executive Compensation Program

Base Salary.  We utilize base salary as the primary means of providing compensation for performing the essential elements of an executive’s job.  We believe our base salaries are set at levels that allow us to attract and retain executives in competitive markets.

Variable Pay.  Our variable pay compensation, in the form of an annual cash bonus, is intended to compensate our executives for meeting our corporate objectives and their individual performance objectives and to incentivize our executives to meet these objectives.  In addition, our variable pay compensation is intended to reward and incentivize our executives for exceeding their objectives.  These objectives may be both financial and non-financial and may be based on Company, divisional or individual performance.  These objectives are developed within the context of the normal business planning cycle and, while difficult to achieve, are not viewed by the Compensation Committee to be at such an aggressive level that it would induce executives to take inappropriate risks that could threaten our financial and operating stability.  Bonuses for our Named Executive Officers (other than bonuses we are contractually obligated to pay under employment agreements or arrangements) are currently determined on a case-by-case basis by the Compensation Committee based on a mix of Company and individual performance objectives.

Equity-Based Compensation.  Our equity-based compensation is intended to enhance our ability to retain talent over a longer period of time, to reward longer-term efforts that enhance future value and to provide executives with a form of reward that aligns their interests with those of our stockholders.  Executives whose skills and results we deem to be critical to our long-term success are eligible to receive higher levels of equity-based compensation.  Executives typically receive an equity award in the form of a stock option that vests over a period of time upon commencement of their employment.  Thereafter, they may receive additional awards from time to time as the Compensation Committee determines consistent with the objectives described above.  Our Compensation Committee expects to make annual equity compensation awards to our executives in amounts that are competitive with awards then being made by comparable companies with whom we compete for talent.

Benefits. Our benefits, such as our basic health benefits and 401(k) plan are intended to provide a stable array of support to executives and their families throughout various stages of their careers and these core benefits are provided to all executives regardless of their individual performance levels.  We currently do not provide any matching contributions made to our 401(k) plan.

Post-Termination Compensation.  We have entered into employment agreements with certain executives to provide for specific payments and benefits to such executives in the event of termination of employment.  These severance benefits were generally intended to match what is provided by our competitors and also intended to provide compensation while the officer searches for new employment after experiencing termination without “cause” and upon resignation for “good reason.”  Such post-termination compensation is also intended to minimize the distraction caused by a potential transaction involving a change in control and reduce the risk that an executive would leave his employment before a transaction is consummated.  We believe that providing such severance protection for certain Named Executive Officers is an important retention tool that is necessary in the competitive marketplace for talented executives.  We believe that the amounts of these payments and benefits and the periods of time during which they would be provided are fair and reasonable.

Determining the Amount of Each Element of Compensation

Overview.  The amount of each element of our compensation program is determined by our Compensation Committee on an annual basis taking into consideration our results of operations, long and short-term goals, individual goals, the competitive market for our executives, the experience of our Compensation Committee members with similar stage companies and general economic factors.  In 2009, the Compensation Committee reviewed certain survey data purchased from the Employers Group relating to executive compensation at various companies, which are classified according to their numbers of employees.  The Compensation Committee also studied data on executive compensation adopted at a peer group companies, including the following companies:

•	Dataram Corporation

•	Ramtron International Corporation

•	Smart Modular Technologies, Inc.

•	STEC, Inc.

The peer group companies were selected because they were either of a similar size or in a similar business to us at the time of the study and the Compensation Committee considered them to be high-performing technology companies who are competing with us from the similar pool of talented and experienced executives.

The Compensation Committee also studied compensation data from Salary.com and compared such data with our then existing compensation figures for our executive officers.

In addition to these data, our Chief Executive Officer provides input to the Compensation Committee on the performance and compensation levels of our executives, other than himself.  Once the level of compensation is set for the year, the Compensation Committee may revisit its decisions if there are material developments during the year, such as promotions, that may warrant a change in compensation.  After the year is over, the Compensation Committee reviews the performance of the executive officers and key employees to determine the achievement of variable pay targets and to assess the overall functioning of our compensation plans against our goals.

We believe it is essential to attract and retain experienced and proven performers.  Accordingly, the Compensation Committee seeks to set the base salary and total compensation of our executives, including the Named Executive Officers, at approximately the average of the compensation of similarly-situated executives in comparable companies in our industry with whom we compete directly in our hiring and retention of executives.  However, the Compensation Committee has the authority to approve position specific compensation packages that are above or below this level based on the executive’s specific experience, knowledge, skills, education, performance and importance to the business.  In addition to these factors, the Compensation Committee also considers comparative compensation of our other officers when determining an individual’s actual pay level.

We do not have a pre-established program for bonuses.  Bonuses are determined from time to time on a case by case basis.  Likewise, we do not have a formalized policy, including any pre-set formula, in allocating stock options to executives as a group or to any particular executive.

Base Pay. Our Compensation Committee reviews our executives’ base salaries on an annual basis taking into consideration the factors described above as well as changes in position or responsibilities.  In the event of material changes in position, responsibilities or other factors, the Compensation Committee may consider changes in base pay during the year.

In calendar year 2010, our Compensation Committee determined that, in general, the annual cash compensation amounts for all of our Named Executive Officers remained well below the average compensation for comparable officers of the peer group companies or the broader survey sample.   Compensation received by our Chief Executive Officer, our Chief Financial Officer and our Chief Marketing Officer were below the Salary.com median figures by 65%, 63% and 66%, respectively.

The same three positions were also reviewed against the Silicon Valley 130 Executive Practices White Paper published in 2007 by Compensia.  The data supplied in the report for medium sized companies ($250 Million in revenue to $1 Billion in revenue) was aged by the inflation rates for the intervening years.  The findings showed that the compensation received by our Chief Executive Officer, our Chief Financial Officer, and our Chief Marketing Officer were below the median figures by 56%, 75%, and 49%, respectively.  The base salary of our executives for fiscal year ended February 28, 2010 remained the same as those for fiscal year ended February 28, 2009.

The Compensation Committee recommended, and the Board adopted, the following increases in base salary of our executives for fiscal year ended February 28, 2011.

Name	FY 2009 Base Salary	FY 2010 Base Salary		$ Increase (2009 to 2010)	% Increase (2009 to 2010)	FY 2011 Base Salary		$ Increase (2010 to 2011)	% Increase (2010 to 2011)
Ryan M. Petersen	$325,000	$325,000		$-	-%	$415,000		$90,000	27.69%
Kerry T. Smith	$-	$400,000		$-	-%	$0	(1)	$-	-%
Arthur F. Knapp, Jr.	$205,000	$180,000	(2)	$-	-%	$275,000		$95,000	22.22%
Alex Mei	$205,000	$205,000		$-	-%	$275,000		$70,000	34.15%
Richard Singh	$-			$-	-%	$170,000	(3)	$-	-%
Justin Shong	$165,000	$165,000		$-	-%	$0	(4)	$-	-%

(1)
Mr. Smith resigned as our Chief Financial Officer, Corporate Secretary and Director on October 6, 2010.  Mr. Smith’s compensation and severance were determined under the terms of his employment agreement with us.

(2)
Mr. Knapp resigned as our Chief Financial Officer in March 2009.  From March 2009 to October 6, 2010, Mr. Knapp served as our Vice President of Finance.  Mr. Knapp’s base salary changed during the year commensurate with his responsibilities at the time.  In October 2010, Mr. Knapp was appointed as interim Chief Financial Officer with a base salary of $225,000.  In December 2010, Mr. Knapp was appointed Chief Financial Officer with a base salary of $275,000.

(3)	Mr. Singh joined the company as the Senior Vice President of Worldwide Sales effective July 1, 2010.

(4)	Mr. Shong resigned as our Senior Vice president of Global Sales effective June 30, 2010. Mr. Shong’s compensation and severance were determined under the terms of his employment agreement with us.

For the fiscal year ended February 28, 2010, it was shown that Mr. Petersen’s then base salary was substantially lower than the average figure for a comparable company based on any of the categories - employment size, gross revenue, or type of ownership (i.e., private or public company).  Revenue numbers for the company had increased significantly, as had the size of the overall company.  Mr. Petersen’s then base salary of $325,000 was substantially lower than the base salary for any chief executive officer at any of the peer group companies referenced above, which averaged approximately $372,245 for a company with revenue below $250 Million, with this figure adjusted for inflation for comparison purposes since the data from these peer group companies was two to three years old.

Further, based on the figures tabulated by Salary.com, Mr. Petersen’s base salary was significantly lower than the average amount for his counterparts at comparable companies, which averaged $376,000. After aging for inflation, calculations from the Silicon Valley Executive Compensation Practices White Paper fully supported the findings from Salary.com when using the results for a Small Company (Revenues less than $250 Million) – which resulted in a CEO salary of $379,815.  The average of the three comparison indices was $376,020.    There was no increase made to Mr. Petersen’s base salary in FY 2010.

Mr. Petersen’s position was reviewed against the Silicon Valley 130 Executive Practices White Paper published in 2007 by Compensia for medium sized companies.  The data supplied in the report for medium sized companies ($250 Million in revenue to $1 Billion in revenue) was aged by the inflation rates for the intervening years.  The findings showed that the compensation received by our Chief Executive Officer was 56% below the median of $505,913.  The Compensation Committee decided to increase Mr. Petersen’s base salary to $415,000 per year for Fiscal Year 2011, resulting in a salary that remained 22% below the median.

Mr. Smith’s compensation and severance were pre-determined under the terms of his employment agreement with us.

Similar to that of Mr. Petersen’s, Mr. Knapp’s base salary during the fiscal year ended February 29, 2010 was significantly lower than the average figure for his counterparts at other comparable companies, whether based on employment size, gross revenue, or type of ownership, and whether the data were compiled by or obtained from the Employers Group, the above referred peer group companies, Salary.com, or from the Silicon Valley 130 Executive Compensation Practices White Paper from 2007 (with results aged by actual inflation rates).

Based on these analyses, the Compensation Committee recommended, and the Board adopted, an increase in Mr. Knapp’s base salary starting from the beginning of the fiscal year that ended February 28, 2009, such that Mr. Knapp’s base salary would be closer to the average figure provided by Salary.com.  Mr. Knapp’s base salary was not increased from the salary set in 2009 during FY 2010.

After reviewing the data supplied for medium sized companies in the Silicon Valley 130 Executive Practices White Paper published in 2007 and aged by inflation rates, the Compensation Committee determined that Mr. Knapp’s salary was 75% below the median.  The Compensation Committee decided to increase Mr. Knapp’s base salary to $275,000 per year for Fiscal Year 2011, resulting in a salary that was 14 percent below the median. Mr. Knapp was appointed the interim Chief Financial Officer in September of 2010 and promoted to Chief Financial Officer in December of 2010.

In the case of Mr. Mei, the Compensation Committee determined that, based on compensation data obtained from the Employers Group, his base salary was in line with the average base salary for chief marketing executives at other companies having the same range of employees.  However, his base salary was substantially lower than the average figure for his counterparts based on data compiled by Salary.com and from the Silicon Valley 130 Executive Compensation Practices White Paper from 2007 (aged by actual inflation rates) for medium sized companies.

The Compensation Committee recommended, and the Board adopted, an increase in Mr. Mei’s base salary starting from the beginning of the fiscal year that ended February 28, 2009, such that Mr. Mei’s base salary would be more in line with the average figure compiled by Salary.com.  Mr. Mei’s base salary was not increased from the salary set in 2009 during FY 2010.  In FY 2011, the Compensation Committee decided to increase Mr. Mei’s base salary to $275,000 per year, resulting in a salary that was 11 percent below the median for medium sized companies in the Silicon Valley 130 Executive Compensation Practices White Paper referenced above.

Mr. Shong’s compensation and severance were determined under the terms of his employment agreement with us.

Mr. Singh was appointed as our Senior Vice President of Worldwide Sales effective July 1, 2010.  In March 2011, Mr. Singh was appointed as our Chief Sales Officer.  No change was made to his base compensation at that time.

Variable Pay; Bonuses.

In addition to base salaries, annual cash bonus opportunities have been awarded to our Named Executive Officers when our Compensation Committee and Board have determined that such an incentive is necessary to align our corporate goals with the cash compensation payable to an executive.

Generally, each year the Compensation Committee considers paying our executives an annual cash bonus.  However, we do not have a bonus plan and we do not establish corporate objectives or individual performance objectives against which an executive is subsequently reviewed.  Accordingly, bonuses for our Named Executive Officers (other than bonuses we are contractually obligated to pay under employment agreements or arrangements) are currently determined on a case-by-case basis by the Compensation Committee based on their subjective assessment of an individual’s performance within our organization during the past year, as well as our Company’s overall financial performance and the availability of cash with which we are able to pay bonuses.  We do not have a set formula or measure performance against pre-established targets to determine bonus amounts for our executives.

Based on this general approach, Messrs. Petersen, Knapp and Mei did not receive any bonuses or discretionary awards for fiscal years 2009, 2010, or 2011.

Part of Mr. Shong’s cash compensation has been commission, which is calculated based on a percentage of sales generated by him in a given period.  In 2008 and 2009, we paid Mr. Shong $8,750 and $89,880, respectively, all of which were commission, and none of which was discretionary.  Other than making a commission payment to Mr. Shong, we did not pay a discretionary bonus in 2009.  In 2010, we paid Mr. Shong $79,172 in commissions, none of which was discretionary.

Part of Mr. Singh’s cash compensation has been commission, which is calculated based on a percentage of sales generated by him in a given period.  In FY 2011 we paid Mr. Singh a bonus of $18,750 and $113,913.96 in commissions.

Equity Compensation

In fiscal years 2008 and 2009, we did not grant any options to our Named Executive Officers.  In fiscal year ended February 28, 2010, in accordance with Mr. Smith’s employment agreement with us, we granted Mr. Smith options to purchase 200,000 shares of fully vested common stock.  In fiscal year 2011, Mr. Knapp was granted 50,000 options at the fair market value (“FMV”) price of $2.83 per share when he was appointed the interim CFO in October of 2010; Mr. Knapp was granted 200,000 options at the FMV price of $4.45 per share when he was appointed the Chief Financial Officer in December of 2010; and he was granted 40,000 options at the FMV price of $8.10 in February of 2011.  Mr. Mei was granted 75,000 options at the FMV price of $8.10 in February 2011.  Mr. Singh was granted 100,000 options at $2.09 on August 16, 2010 when he was hired as the Sr. Vice President of Worldwide Sales, and he was granted 150,000 shares at the FMV price of $4.45 in December 2010. Other than these options granted to Mr. Smith, options granted to executives and other employees generally vest over a period of four years, with 25% of the shares vesting on the one-year anniversary of the beginning vesting date, which is typically the date of grant, except for new hires whose begin vesting date is typically the date of hire, and in either case with 1 / 48 of the shares vesting of each month thereafter.

Our Compensation Committee does not apply a rigid formula in allocating stock options to executives as a group or to any particular executive.  Instead, our Compensation Committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the executive, competitive factors, the amount of stock-based equity compensation already held by the executive, the non-equity compensation received by the executive and the total number of options to be granted to all participants during the year.  Our Compensation Committee typically makes annual grants of equity awards, if any, to our employees in connection with its annual review of our employees’ compensation and then throughout the year, for new hires, promotions or other changes that may warrant additional grants.

Timing of Equity Awards

Our Compensation Committee generally grants stock options to executives and current employees from time to time during the year.  With respect to newly hired employees, our practice is typically to make stock grants at the first meeting of the Compensation Committee following such employee’s hire date.  We do not have any program, plan or practice to time stock option grants in coordination with the release of material non-public information or any particular event.

Executive Equity Ownership

We encourage our executives to hold a significant equity interest in our Company.  However, we do not have specific share retention and ownership guidelines for our executives.

Severance and Change in Control Arrangements

Our 2004 Stock Incentive Plan, as amended (the “Stock Incentive Plan”) permits a potential acceleration of outstanding awards in the event that we undergo a change in control, as defined in such plan.  Whether or not a particular option grant contains an acceleration provision is determined on a case-by-case basis.   See “Employment Agreements with Named Executive Officers” and “Severance Terms and Change of Control Provisions” below for a description of the severance and change in control arrangements we have with our Named Executive Officers.  The Compensation Committee believed that these arrangements were necessary to attract and retain our Named Executive Officers.  The terms of each arrangement were determined in negotiation with the applicable Named Executive Officer in connection with his hiring and were not based on any set formula.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives.  While we consider the applicable accounting and tax treatment of alternative forms of equity compensation, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”) imposes a limit on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of our next three most highly compensated executive officers, unless specific and detailed criteria are satisfied.  Performance-based compensation, as defined in the IRC, is fully deductible if the programs are approved by stockholders and meet other requirements.  We believe that grants of equity awards under our existing stock plans qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with such awards.  In general, we have determined that we will not seek to limit executive compensation so that it is deductible under Section 162(m).  However, from time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m).  We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and therefore our Compensation Committee has not adopted a policy requiring all compensation to be deductible.  Our Compensation Committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

Role of Executives in Executive Compensation Decisions

Our Compensation Committee generally seeks input from our Chief Executive Officer, Ryan M. Petersen, when discussing the performance of and compensation levels for executives other than himself.  The Compensation Committee also works with Mr. Petersen and with our Chief Financial Officer and the head of our Human Resources department in evaluating the financial, accounting, tax and retention implications of our various compensation programs.  Neither Mr. Petersen nor any of our other executives participates in deliberations relating to his or her own compensation.

Summary Compensation Table

The following table summarizes the compensation paid to our Named Executive Officers for services rendered in all capacities to us during the fiscal years ended February 28, 2010 and February 28, 2011.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year Ended	Salary	Bonus(1)	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Ryan M. Petersen	Feb. 28, 2010	$325,000	-	-	-	-	$-		$325,000
Chief Executive Officer	Feb. 28, 2011	$415,000	-	-	-	-	$-		$415,000

Arthur F. Knapp, Jr. (3)	Feb. 28, 2010	$92,542	-	-	-	-	15,719		108,321
Chief Financial Officer	Feb. 28, 2011	$228,494	-	-	$507,116	-	$-		735,610

Alex Mei	Feb. 28, 2010	$205,000	-	-	$43,582	-	$-		$248,582
Chief Marketing Officer	Feb. 28, 2011	$263,333	-	-	$226,275	-	$-		$489,608

Richard Singh (4)	Feb. 28, 2010	-	-	-	-	-	-		-
Sr. VP. of Worldwide Sales	Feb. 28, 2011	$113,333	$132,664	-	$327,806	-	$-		$573,803

Kerry T. Smith (5)	Feb. 28, 2010	$400,000	-	-	121,060	-	$-		$521,060
Chief Financial Officer	Feb. 28, 2011	$266,667	$77,500	-	-	-	$194,510	(6)	$538,677

Justin Shong (7)	Feb. 28, 2010	$165,000	$79,172	-	$24,212	-	$7,140	(8)	$275,524
Sr. VP of Global Sales	Feb. 28, 2011	$55,000	$31,846	-	-	-	$55,369	(8)	$142,215

(1)	From time to time, the Board will review quarterly results and, based on those results, will determine whether employees are entitled to receive bonuses.

(2)
An Option award values reflect the grant date fair value of awards computed in accordance with stock-based accounting rules (FASB ASC topic 718).  See Stock Based Compensation in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.

(3)
Mr. Knapp resigned as our Chief Financial Officer in March 2009. From March 2009 to October 6, 2010, Mr. Knapp served as our Vice President of Finance. Mr. Knapp was compensated $76,875 as a consultant in fiscal 2010. Effective October 6, 2010, Mr. Knapp was appointed Interim Chief Financial Officer and was subsequently appointed as our Chief Financial Officer in December 2010.

(4)	Mr. Singh was appointed as our Senior Vice President of Worldwide Sales effective July 1, 2010. In March 2011, Mr. Singh was appointed as our Chief Sales Officer.

(5)
Mr. Smith joined us as our Senior Vice President and General Counsel on January 1, 2009 at a base salary of $400,000 with a guaranteed bonus of $100,000 and an additional bonus of $120,000 worth of fully vested common stock.  In March 2009, Mr. Smith became our Chief Financial Officer.  Mr. Smith agreed to take an option for 200,000 fully vested shares in lieu of receiving a bonus of $120,000.  Effective October 6, 2010, Mr. Smith resigned from his director and officer positions of OCZ.

(6)
Includes paid time off cash-out of $33,847, severance bonus of $31,250, certain severance benefits of $125,000, COBRA payments of $4,413 that Mr. Smith received as part of his severance. The table reflects severance payments paid in fiscal year ended February 28, 2011. Mr. Smith’s total severance payment was $250,000, which was paid in installments from November 2010 to May 2011.

(7)	Mr. Shong resigned as our Senior Vice President of Global Sales effective June 30, 2010.

(8)	Includes paid time off of $7,140 in fiscal 2010 and $19,042 in fiscal 2011, COBRA payments of $8,827 in fiscal 2011 and severance of $27,500 in fiscal 2011.

 Outstanding Equity Awards for our fiscal year ended February 28, 2011

We have granted and plan to continue to grant options to purchase our common stock to executive officers, employees and other service providers.  The following table provides information concerning options outstanding as the fiscal year ended February 28, 2011 to our Named Executive Officers:

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date
Ryan M. Petersen	-	-	-	-	-
Chief Executive Officer

Arthur F. Knapp, Jr.(2)	5,555	44,445	-	$2.83	10/6/2020
Chief Financial Officer	11,111	188,889		4.45	12/14/2020
	-	40,000		8.10	2/5/2021

Alex Mei	18,500	-	-	$0.625	10/19/2014
Chief Marketing Officer	66,000	-		3.00	6/14/2016
	123,750	8,250		8.275	6/1/2017
	34,000	38,000		1.275	9/17/2019
	-	75,000		8.10	2/5/2021

Richard Singh(3)	-	100,000		$2.09	7/2/2020
Chief Sales Officer	8,333	141,666		$4.45	12/14/2020

Kerry T. Smith(4)	-	-	-	-	-
Former Chief Financial Officer

Justin Shong(5)	-	-	-	-	-
Former Sr. VP of Global Sales

(1)
Unless otherwise noted, all option grants are immediately exercisable, subject to our right to repurchase shares upon termination of employment or other service which right lapses in accordance with the vesting schedule of the option.

(2)
Mr. Knapp resigned as our Chief Financial Officer in March 2009. From March 2009 to October 6, 2010, Mr. Knapp served as our Vice President of Finance.  Effective October 6, 2010, Mr. Knapp was appointed Interim Chief Financial Officer and was subsequently appointed as our Chief Financial Officer in December 2010.

(3)	Mr. Singh was appointed as our Senior Vice President of Worldwide Sales effective July 1, 2010.

(4)	Mr. Smith resigned as our Chief Financial Officer and director effective October 6, 2010.

(5)	Mr. Shong resigned as our Senior Vice President of Global Sales effective June 30, 2010.

Option Exercises and Stock Vested

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Alex Mei	31,500	198,069
Kerry T. Smith	200,000	1,172,200
Justin Shong	61,666	21,583

(1)	The value is equal to the fair market value of the stock less the price paid for each share of stock.

None of our Named Executive Officers acquired any shares of common stock on vesting of restricted stock during our fiscal year ended February 28, 2011.

Pension Benefits

We currently do not sponsor any pension benefits plan.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We currently do not sponsor any nonqualified defined contribution or nonqualified deferred compensation plans.

Perquisites

We provide our employees, including our Named Executive Officers, with life insurance policies and payments of a portion of medical and dental insurance premiums.

Employment Agreements with Named Executive Officers

The following information summarizes the employment agreements for our Named Executive Officers.

We have entered into executive employment agreements with most of our Named Executive Officers.  The executive employment agreements contain the executive officers’ initial base salaries, which may have since been increased by the Board, bonus opportunities, certain stock option grants and other employee benefits.  Each of our executive officers is an at-will employee.

Employment Agreement with Ryan M. Petersen

Mr. Petersen has signed an executive employment agreement which provides for at-will employment, salary, stock options and right to participate in our employee benefit plans.

Employment Agreement with Alex Mei

Mr. Mei is subject to an executive employment agreement that provides for at-will employment.  We have agreed to pay severance of 3 months of base salary if he is terminated without cause, provided that he signs a general release of all claims in our favor.

Employment Agreement with Richard Singh

Mr. Singh is subject to an executive employment agreement that provides for at-will employment.  We have agreed to pay Mr. Singh severance of 4 months of base salary if he is terminated without cause, provided that he signs a general release of all claims in our favor.

Employment Agreement with Justin Shong

Mr. Shong was subject to an executive employment agreement that provided for at-will employment. We agreed to pay Mr. Shong 3 months of salary if we terminated without cause his employment after the first anniversary but prior to the second anniversary of his employment. All of his option shares would have been fully vested if there were a change of control and after which Mr. Shong would have terminated his employment because of a material reduction in duties or his employment would have been terminated within one year of such change of control other than for cause. Mr. Shong resigned as our Senior Vice President of Global Sales on June 30, 2010 and we entered into a Confidential Resignation and General Release Agreement with Mr. Shong.

 Employment Agreement with Kerry T. Smith

Mr. Smith was subject to an executive employment agreement that provides for at-will employment. We have agreed to pay Mr. Smith severance of 6 months of base salary plus one half of his annual bonus and cause all of his unvested shares and options to become fully vested if he is terminated without cause or he leaves for good reason, provided that he signs a general release of all claims in our favor. On October 6, 2010 Mr. Smith resigned as our Chief Financial Officer, Corporate Secretary and Director and we paid him a total of $250,000in severance benefits. Additionally, we agreed in Mr. Smith’s executive employment agreement to pay him if there is a change of control in the first year of his employment an amount equal to 6 months of base salary plus one half of his annual bonus as well as cause all of his unvested shares or options to become fully vested. Currently, Mr. Smith has no unvested shares or options.

Bonuses for our Named Executive Officers are currently determined on a case-by-case basis by the Compensation Committee based on a mix of Company and individual performance objectives.  The Board has in the past authorized annual bonuses to our Named Executive Officers.  We have also entered into indemnification agreements with our directors and officers.  We enter into agreements with all of our employees containing confidentiality provisions.

Severance Terms and Change of Control Provisions

Mr. Smith was subject to an executive employment agreement in which we agreed to pay severance of 6 months of base salary plus one half of his annual bonus and cause all his unvested shares and options to become fully vested if he is terminated without cause or he leaves for good reason, provided that he signs a general release of all claims in our favor.  On October 6, 2010 Mr. Smith resigned as our Chief Financial Officer, Corporate Secretary and Director and we paid Mr. Smith a total of $250,000 in severance benefits.  Additionally, we have agreed in Mr. Smith’s executive employment agreement to pay him if there is a change of control in the first year of his employment an amount equal to 6 months of base salary plus one half of his annual bonus as well as cause all of his unvested shares or options to become fully vested. Currently, Mr. Smith has no unvested shares or options.

Mr. Mei is subject to an executive employment agreement in which we have agreed to pay severance of 3 months of base salary if he is terminated without cause, provided that he signs a general release of all claims in our favor.

Mr. Shong was subject to an executive employment agreement that provided for at-will employment. We agreed to pay Mr. Shong 3 months of salary if we terminated without cause his employment after the first anniversary but prior to the second anniversary of his employment. All of his option shares would have been fully vested if there were a change of control and after which Mr. Shong would have terminated his employment because of a material reduction in duties or his employment would have been terminated within one year of such change of control other than for cause. Mr. Shong resigned as our Senior Vice President of Global Sales on June 30, 2010 and we entered into a Confidential Resignation and General Release Agreement with Mr. Shong.

In connection with Mr. Knapp’s resignation from his position as our Chief Financial Officer, in lieu of any severance payment, we entered into a Confidential Resignation and Consulting Agreement and General Release of Claims with Mr. Knapp, dated March 13, 2009.  Under this agreement, Mr. Knapp provided consulting services to us as an independent contractor for up to 30 hours per week.  In exchange, Mr. Knapp received an amount equal to his base salary starting from March 31, 2009 to June 30, 2009, but without receiving any fringe benefits or participating in any benefit plans, other than health insurance.  Mr. Knapp was also responsible for providing, at his own expense and in his own name, disability, liability, workers’ compensation and other business insurance as appropriate or required by law.  In August 2009, Mr. Knapp was subsequently re-hired as a regular employee, and in December 2010, Mr. Knapp was appointed as our Chief Financial Officer.

401(k) Defined Contribution Deferred Income Qualified Retirement Plan

We have a tax-qualified employee savings and retirement plan, or 401(k) plan which generally covers our employees.  The plan is intended to qualify under Sections 401(a), 401(k) and 401(m) of the IRC so that contributions, and income earned thereon, are not taxable to employees until withdrawn from the plan.  Under the plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($16,500 in calendar year 2011) and have the amount of the reduction contributed to the plan.  The plan also permits, but does not require, us to make matching contributions and profit-sharing contributions to the plan on behalf of participants.  In addition, eligible employees may elect to contribute an additional amount of their eligible compensation as a catch-up contribution to the 401(k) plan provided that such employees are age 50 or older ($5,500 in calendar year 2011).  As a tax-qualified plan, we generally deduct contributions to the 401(k) plan when made, and such contributions are not taxable to participants until distributed from the plan.  Pursuant to the terms of the plan, participants may direct the trustees to invest their accounts in selected investment options.

Under our director compensation policy, we reimburse non-employee directors for reasonable expenses in connection with attendance at board and committee meetings.  Director compensation is reviewed and benchmarked against comparable companies by our Compensation Committee.  For fiscal year ending February 28, 2011, each of our nonemployee directors received: (i) $5,000 as a quarterly stipend; (ii) $1,000 per meeting of the Board if the director attends in person or $500 per meeting of the Board if the director attends via telephone; (iii) $5,000 annually if the director serves on the Audit Committee; (iv) $2,500 annually for each of the Board committees; and (v) $7,500 annually for being a chair of any of the Board committees.  In addition, each non-employee director has been granted options to purchase up to 110,000 shares of common stock at an exercise price of $4.35 per share.  The options will vest ratably monthly over a thirty-six month period.

The following table sets forth information concerning compensation paid or accrued for services rendered to us by our non-employee directors for the fiscal year ended February 28, 2011.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Adam J. Epstein	29,554	-	336,112	-	-	-	365,666
Richard L. Hunter	27,929	-	336,112	-	-	-	364,041
Russell J. Knittel	16,098	-	274,512	-	-	-	290,610

(1)
See the Summary Compensation Table for disclosure related to Ryan M. Petersen, who is our Chief Executive Officer, and Kerry T. Smith who was our Chief Financial Officer.  Messrs. Petersen and Smith, as employee directors, did not receive any additional compensation for their services as members of our Board.

(2)
Option award values reflect the grant date fair value of awards computed in accordance with stock-based accounting rules (FASB ASC topic 718).  See Note 2 of Notes to Consolidated Financial Statements for a discussion of valuation assumptions made in determining the grant date fair value and compensation expense of our stock options.

EQUITY COMPENSATION PLAN INFORMATION

In December 2004, our Board adopted and our stockholders approved a stock incentive plan with 1,800,000 shares of common stock authorized for issuance (the “Stock Incentive Plan”).  The shares subject to the Stock Incentive Plan was subsequently increased to 5,232,873. With the additional 2,500,000 shares approved by our stockholders in October 2010, the shares subject to the Stock Incentive Plan increased to 7,732,873.  The shares to be purchased are subject to forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Board may determine.  The purpose of the Stock Incentive Plan is to offer selected providers the opportunity to acquire equity in OCZ through awards of options over common stock (which may constitute incentive stock options (an “ISO”) or non-statutory stock options (an “NSO”)) and the award or sale of common stock.  The options granted will expire in a term not to exceed 10 years.

The following table summarizes our equity compensation plans as of our fiscal year ended February 28, 2011:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	4,025,056	$4.05	1,985,754
Equity compensation plans not approved by security holders	-	-	-
Totals	4,025,056	$4.05	1,985,754

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.  Based on such review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in OCZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2011, as amended.

COMPENSATION COMMITTEE

Adam J. Epstein
Richard L. Hunter
Russell J. Knittel Ralph Schmitt

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Since January 1, 2007, we have not participated in nor currently plan to participate in any transaction of a material amount in which any founder, officer, director, greater than 5% stockholder or other related person had or will have a direct or indirect material interest except those compensatory arrangements described elsewhere in this report and the following transaction:  Ryan M. Petersen, our President and Chief Executive Officer loaned us $500,000 on August 19, 2009.  One half of the principal of such loan was on February 19, 2010 and the balance was due on September 1, 2010.  Interest at the rate of 7.5% per annum was payable monthly beginning November 19, 2009.  Even though half of the principal loan amount was due in February, Mr. Petersen waived payment until April 2010, at which time he was paid half of the principal loan amount plus interest accrued through April 2010.  The transaction was reviewed and approved by our Audit Committee.  As a founder and significant equity holder in OCZ, Mr. Petersen is a “promoter” of OCZ as such term is defined under the rules of the SEC.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers.

Review of Related Party Transactions

We have not adopted a written policy or procedure for the review, approval and ratification of related party transactions.  However, our Audit Committee Charter requires the Audit Committee to review and approve any related party transaction to determine if such transaction presents any potential conflict of interest or any other improprieties.  Further, it is our intention to ensure that all transactions between us and any of our officers, directors and principal stockholders and their affiliates are approved by a majority of our Board, including a majority of the disinterested members of our Board, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of August 1, 2011 as to the number of shares of our common stock beneficially owned by (i) each person we know to own beneficially more than 5% of our common stock, (ii) each person who is a director, (iii) the executive officers for whom information is included in the Summary Compensation Table and (iv) all persons as a group who are directors and executive officers and as to the percentage of outstanding shares held by these persons on that date.    As of August 1, 2011, we had 51,724,945 shares of our common stock were issued and outstanding.  Unless otherwise indicated, all persons named as beneficial owners of our common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

Unless otherwise indicated, all persons named below can be reached at OCZ Technology Group, Inc., 6373 San Ignacio Avenue, San Jose, California 95119.

Name and Address	Number of Shares (1)	Percent(2)
Ryan M. Petersen(3)	2,799,998	5.4%
Alex Mei(4)	345,500	*
Arthur F. Knapp(5)	694,117	1.3
Richard Singh(6)	247,500	*
Adam J. Epstein(7)	257,612	*
Richard L. Hunter(8)	172,614	*
Russell J. Knittel(9)	172,614	*
Ralph Schmitt(10)	75,000	*
Directors and executive officers as a group (8 persons)(11)	4,764,955	9.0%

*	Represents less than 1% of the issued and outstanding shares of our common stock as of August 1, 2011.

(1)
Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of their options. Except as otherwise noted, options granted under our Stock Incentive Plan are immediately exercisable, subject to our right to repurchase unvested shares upon termination of employment or other service at a price equal to the option exercise price.

(2)
Calculated on the basis of 51,724,945 shares of common stock outstanding as of August 1, 2011, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after the date of this filing are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(3)	All of the shares are held by the Petersen Family Trust. Mr. Petersen, as trustee of this trust, has voting and dispositive power over these securities.

(4)	Includes 345,500 shares subject to immediately exercisable options, of which 261,083 shares will be vested within 60 days of August 1, 2011.

(5)	Includes 290,000 shares subject to immediately exercisable options, of which 73,055 shares will be vested within 60 days of August 1, 2011.

(6)	Includes 247,500 shares subject to immediately exercisable options, of which 64,166 will be vested within 60 days of August 1, 2011.

(7)
Includes (i) immediately exercisable warrants to purchase 16,666 shares of our common stock, and (ii) 182,614 shares subject to immediately exercisable options, of which 82,200 shares will be vested within 60 days of August 1, 2011.

(8)	Includes 172,614 shares subject to immediately exercisable options, of which 72,200 shares will be vested within 60 days of August 1, 2011.

(9)	Includes 172,614 shares subject to immediately exercisable options, of which 63,033 shares will be vested within 60 days of August 1, 2011.

(10)	Includes 75,000 shares subject to immediately exercisable options, of which 10,416 shares will be vested within 60 days of August 1, 2011.

(11)
See notes 3 through 10. Includes 1,502,508 shares subject to options and warrants that are currently exercisable or will become exercisable within 60 days of August 1, 2011 that are beneficially owned by current executive officers and directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC.  These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in the fiscal year ended February 28, 2011; except that one Form 3 reporting Mr. Adam Epstein’s initial ownership of OCZ securities upon becoming a director was not filed timely due to a delay in obtaining Edgar access codes.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules.  For a stockholder proposal to be included in our proxy materials for the 2012 annual meeting, the proposal (in addition to compliance with applicable SEC rules) must be received at our principal executive offices, addressed to the Corporate Secretary, not later than April 20, 2012. Stockholder business, including nominations or proposals, not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not earlier than the close of business on May 30, 2012 nor later than the close of business on June 29, 2012.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board knows of no other business that will be conducted at the 2011 Annual Meeting other than as described in this Proxy Statement.  If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding OCZ stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.”  Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Proxy Statement and annual report and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies.  This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources.  Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report or proxy statement mailed to you, please submit a request to our Corporate Secretary, or call our Investor Relations department at (408) 733-8400, and we will promptly send you what you have requested.  You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By order of the Board of Directors,

Arthur F. Knapp, Jr.
Corporate Secretary

August 18, 2011

EXHIBIT A

OCZ TECHNOLOGY GROUP, INC.

2004 STOCK INCENTIVE PLAN

Adopted by the Board on December 21, 2004

Approved by the Stockholders on December 21, 2004

As amended April 28, 2006

As amended April 18, 2007

As amended March 25, 2009

As amended November 15, 2010

As amended June 27, 2011 (subject to stockholder approval)

SECTION 7.	STOCK OPTIONS	41
7.1	Stock Option Agreement	41
7.2	Number of Shares; Kind of Option	41
7.3	Exercise Price	41
7.4	Term	41
7.5	Exercisability	42
7.6	Repurchase Rights and Transfer Restrictions	42
7.7	Transferability of Options	42
7.8	Exercise of Options on Termination of Service	42
7.9	No Rights as a Stockholder	42
7.10	Modification, Extension and Renewal of Options	42

SECTION 8.	PAYMENT FOR SHARES	43
8.1	General	43
8.2	Surrender of Stock	43
8.3	Services Rendered	43
8.4	Promissory Notes	43
8.5	Exercise/Sale	43
8.6	Exercise/Pledge	43
8.7	Other Forms of Payment	43

SECTION 9.	ADJUSTMENT OF SHARES	43
9.1	General	43
9.2	Dissolution or Liquidation	43
9.3	Mergers and Consolidations	43
9.4	Reservation of Rights	44

SECTION 10.	REPURCHASE RIGHTS	44
10.1	Company’s Right To Repurchase Shares	44

SECTION 11.	WITHHOLDING TAXES	44
11.1	General	44
11.2	Share Withholding	44
11.3	Cashless Exercise/Pledge	44
11.4	Other Forms of Payment	44

SECTION 12.	SECURITIES LAW REQUIREMENTS	45
12.1	General	45
12.2	Voting and Dividend Rights	45
12.3	Financial Reports	45

SECTION 13.	NO RETENTION RIGHTS	45

SECTION 14.	DURATION AND AMENDMENTS	45
14.1	Term of the Plan	45
14.2	Right to Amend or Terminate the Plan	45
14.3	Effect of Amendment or Termination	45

SECTION 15.	EXECUTION	46

OCZ TECHNOLOGY GROUP, INC.

2004 STOCK INCENTIVE PLAN

SECTION 1.             PURPOSE.

     The Plan was adopted by the Board of Directors effective December 21, 2004. The purpose of the Plan is to offer selected service providers the opportunity to acquire equity in the Company through awards of Options (which may constitute incentive stock options or nonstatutory stock options) and the award or sale of Shares.

     The award of Options and the award or sale of Shares under the Plan is intended to be exempt from the securities qualification requirements of the California Corporations Code by satisfying the exemption under section 25102(o) of the California Corporations Code. However, awards of Options and the award or sale of Shares may be made in reliance upon other state securities law exemptions. To the extent that such other exemptions are relied upon, the terms of this Plan which are included only to comply with section 25102(o) shall be disregarded to the extent provided in the Stock Option Agreement or Restricted Share Agreement.

SECTION 2.             DEFINITIONS.

2.1	“Board” shall mean the Board of Directors of the Company, as constituted from time to time.

2.2	“Change in Control” shall mean the occurrence of any of the following events:

(a)
The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity;

(b)
The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets or the stockholders of the Company approve a plan of complete liquidation of the Company; or

(c)
Any “person” (as defined below) who, by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company.

For purposes of Section 2.2(c), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.

Notwithstanding the foregoing, the term “Change in Control” shall not include a transaction the sole purpose of which is (a) to change the state of the Company’s incorporation, (b) to form a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (c) to make an initial public offering of the Company’s Stock.

2.3	“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.4	“Committee” shall mean the committee designated by the Board, which is authorized to administer the Plan, as described in Section 3 hereof.

2.5	“Company” shall mean OCZ Technology Group, Inc., a Delaware corporation.

2.6	“Consultant” shall mean a consultant or advisor who is not an Employee or Outside Director and who performs bona fide services for the Company, a Parent or Subsidiary.

2.7	“Disability” shall mean a condition that renders an individual unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment.

2.8
“Employee” shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary and who is an “employee” within the meaning of section 3401(c) of the Code and regulations issued thereunder.

2.9	“Exchange Act” shall mean the U.S. Securities and Exchange Act of 1934, as amended.

2.10	“Exercise Price” shall mean the amount for which one Share may be purchased upon the exercise of an Option, as specified in a Stock Option Agreement.

2.11	“Fair Market Value” means, with respect to a Share, the market price of one Share of Stock, determined by the Board in good faith. Such determination shall be conclusive and binding on all persons.

2.12	“ISO” shall mean an incentive stock option described in section 422(b) of the Code.

2.13	“NSO” shall mean a stock option that is not an ISO.

2.14	“Option” shall mean an ISO or NSO granted under the Plan and entitling the holder to purchase Shares.

2.15	“Optionee” shall mean an individual or estate that holds an Option.

2.16	“Outside Director” shall mean a member of the Board of the Company, a Parent or a Subsidiary who is not an Employee.

2.17
“Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

2.18	“Plan” shall mean the OCZ Technology Group, Inc. 2004 Stock Incentive Plan.

2.19	“Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option).

2.20	“Purchaser” shall mean a person to whom the Board has offered the right to acquire Shares under the Plan (other than upon exercise of an Option).

2.21
“Restricted Share Agreement” shall mean the agreement between the Company and a Purchaser who acquires Shares under the Plan that contains the terms, conditions and restrictions pertaining to the acquisition of such Shares.

2.22	“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

2.23
“Service” shall mean service as an Employee, a Consultant or an Outside Director. Service shall be deemed to continue during a bona fide leave of absence approved by the Company in writing if and to the extent that continued crediting of Service for purposes of the Plan is expressly required by the terms of such leave or by applicable law, as determined by the Company. However, for purposes of determining whether an Option is entitled to ISO status, and to the extent required under the Code, an Employee’s Service will be treated as terminating ninety (90) days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract or such Employee immediately returns to active work.

2.24	“Share” shall mean one share of Stock, as adjusted in accordance with Section 9 (if applicable).

2.25	“Stock” shall mean the common stock of the Company.

2.26	“Stock Option Agreement” shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to the Optionee’s Option.

2.27
“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

2.28
“Ten-Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership for purposes of this Section 2.28, the attribution rules of section 424(d) of the Code shall be applied.

SECTION 3.             ADMINISTRATION.

3.1
General Rule The Plan shall be administered by the Board. However, the Board may delegate any or all administrative functions under the Plan otherwise exercisable by the Board to one or more Committees. Each Committee shall consist of one or more members of the Board who have been appointed by the Board. Each Committee shall have the authority and be responsible for such functions as the Board has assigned to it. If a Committee has been appointed, any reference to the Board in the Plan shall be construed as a reference to the Committee to whom the Board has assigned a particular function.

3.2
Board Authority and Responsibility. Subject to the provisions of the Plan, the Board shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. All decisions, interpretations and any other actions of the Board with respect to the Plan shall be final and binding on all persons deriving rights under the Plan.

SECTION 4.             ELIGIBILITY.

4.1	General Rule. Only Employees shall be eligible for the grant of ISOs. Only Employees, Consultants and Outside Directors shall be eligible for the grant of NSOs or the award or sale of Shares.

SECTION 5.             STOCK SUBJECT TO PLAN.

5.1
Share Limit. Subject to Sections 5.2 and 9, the aggregate number of Shares which may be issued under the Plan shall not exceed 12,232,873 Shares. The number of Shares which are subject to Options or other rights outstanding at any time shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan. Shares offered under the Plan may be authorized but unissued Shares or treasury Shares.

5.2
Additional Shares. In the event that any outstanding Option or other right expires or is canceled for any reason, the Shares allocable to the unexercised portion of such Option or other right shall remain available for issuance pursuant to the Plan. If a Share previously issued under the Plan is reacquired by the Company pursuant to a forfeiture provision, right of repurchase or right of first refusal, then such Share shall again become available for issuance under the Plan.

SECTION 6.             RESTRICTED SHARES.

6.1
Restricted Share Agreement. Each award or sale of Shares under the Plan (other than upon exercise of an Option) shall be evidenced by a Restricted Share Agreement between the Purchaser and the Company. Such award or sale shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions imposed by the Board, as set forth in the Restricted Share Agreement, that are not inconsistent with the Plan. The provisions of the various Restricted Share Agreements entered into under the Plan need not be identical.

6.2
Duration of Offers and Nontransferability of Purchase Rights. Any right to acquire Shares (other than an Option) shall automatically expire if not exercised by the Purchaser within thirty (30) days after the Company communicates the grant of such right to the Purchaser. Such right shall be nontransferable and shall be exercisable only by the Purchaser to whom the right was granted.

6.3
Purchase Price. The Purchase Price of Shares offered under the Plan shall not be less than eighty-five percent (85%) of the Fair Market Value of such Shares; provided, however, if the Purchaser is a Ten-Percent Stockholder, the Purchase Price shall not be less than one hundred percent (100%) of the Fair Market Value of such Shares. Subject to the foregoing in this Section 6.3, the Board shall determine the amount of the Purchase Price in its sole discretion. The Purchase Price shall be payable in a form described in Section 8.

6.4
Repurchase Rights and Transfer Restrictions. Each award or sale of Shares shall be subject to such forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Board may determine, subject to the requirements of Section 10. Such restrictions shall be set forth in the applicable Restricted Share Agreement and shall apply in addition to any restrictions otherwise applicable to holders of Shares generally.

SECTION 7.             STOCK OPTIONS.

7.1
Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. The Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions imposed by the Board, as set forth in the Stock Option Agreement, which are not inconsistent with the Plan. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

7.2
Number of Shares; Kind of Option. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 9. The Stock Option Agreement shall also specify whether the Option is intended to be an ISO or an NSO.

7.3
Exercise Price. Each Stock Option Agreement shall set forth the Exercise Price, which shall be payable in a form described in Section 8. Subject to the following requirements, the Exercise Price under any Option shall be determined by the Board in its sole discretion:

(a)
Minimum Exercise Price for ISOs. The Exercise Price per Share of an ISO shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant; provided, however, that the Exercise Price per Share of an ISO granted to a Ten-Percent Stockholder shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant.

(b)
Minimum Exercise Price for NSOs. The Exercise Price per Share of an NSO shall not be less than eighty-five percent (85%) of the Fair Market Value of a Share on the date of grant; provided, however, that the Exercise Price per Share of an NSO granted to a Ten-Percent Stockholder shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant.

7.4
Term. Each Stock Option Agreement shall specify the term of the Option. The term of an Option shall in no event exceed ten (10) years from the date of grant. The term of an ISO granted to a Ten-Percent Stockholder shall not exceed five (5) years from the date of grant. Subject to the foregoing, the Board in its sole discretion shall determine when an Option shall expire.

7.5
Exercisability. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable; provided, however, that no Option shall be exercisable unless the Optionee has delivered to the Company an executed copy of the Stock Option Agreement. Subject to the following restrictions, the Board in its sole discretion shall determine when all or any installment of an Option is to become exercisable and may, in its discretion, provide for accelerated exercisability in the event of a Change in Control or other events:

(a)
Options Granted to Employees. An Option granted to an Optionee who is not a Consultant or an officer or director of the Company, a Parent or a Subsidiary shall be exercisable at the minimum rate of twenty percent (20%) per year for each of the first five (5) years starting from the date of grant, subject to reasonable conditions such as continued Service.

(b)
Options Granted to Outside Directors, Consultants or Officers. An Option granted to an Optionee who is a Consultant or an officer or director of the Company, a Parent or a Subsidiary shall be exercisable at any time or during any period established by the Board, subject to reasonable conditions such as continued Service.

(c)
Early Exercise. A Stock Option Agreement may permit the Optionee to exercise the Option as to Shares that are subject to a right of repurchase by the Company in accordance with the requirements of Section 10.1.

7.6
Repurchase Rights and Transfer Restrictions. Shares purchased on exercise of Options shall be subject to such forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Board may determine, subject to the requirements of Section 10. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any restrictions otherwise applicable to holders of Shares generally.

7.7
Transferability of Options. During an Optionee’s lifetime, his or her Options shall be exercisable only by the Optionee or by the Optionee’s guardian or legal representatives, and shall not be transferable other than by beneficiary designation, will or the laws of descent and distribution. Notwithstanding the foregoing, however, to the extent that a Stock Option Agreement so provides, an NSO may be transferred by the Optionee to one or more family members or a trust established for the benefit of the Optionee and/or one or more family members to the extent permitted by section 260.140.41(d) of Title 10 of the California Code of Regulations and Rule 701 of the Securities Act.

7.8
Exercise of Options on Termination of Service. Each Option shall set forth the extent to which the Optionee shall have the right to exercise the Option following termination of the Optionee’s Service. Each Stock Option Agreement shall provide the Optionee with the right to exercise the Option following the Optionee’s termination of Service during the Option term, to the extent the Option was exercisable for vested Shares upon termination of Service, for at least thirty (30) days if termination of Service is due to any reason other than cause, death or Disability, and for at least six (6) months after termination of Service if due to death or Disability (but in no event later than the expiration of the Option term). If the Optionee’s Service is terminated for cause, the Stock Option Agreement may provide that the Optionee’s right to exercise the Option terminates immediately on the effective date of the Optionee’s termination. To the extent the Option was not exercisable for vested Shares upon termination of Service, the Option shall terminate when the Optionee’s Service terminates. Subject to the foregoing, such provisions shall be determined in the sole discretion of the Board, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

7.9
No Rights as a Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by the Option until such person becomes entitled to receive such Shares by filing a notice of exercise and paying the Exercise Price pursuant to the terms of the Option. No adjustments shall be made, except as provided in Section 9.

7.10
Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Board may modify, extend or renew outstanding Options or may accept the cancellation of outstanding Options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same   Exercise Price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair his or her rights or increase the Optionee’s obligations under such Option.

SECTION 8.             PAYMENT FOR SHARES.

8.1	General. The entire Purchase Price or Exercise Price of Shares issued under the Plan shall be payable in cash, cash equivalents or one of the other forms provided in this Section 8.

8.2
Surrender of Stock. To the extent permitted by the Board in its sole discretion, payment may be made in whole or in part by surrendering, or attesting to ownership of, Shares which have already been owned by the Optionee; provided, however, that payment may not be made in such form if such action would cause the Company to recognize any (or additional) compensation expense with respect to the Option for financial reporting purposes. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date of Option exercise.

8.3	Services Rendered. As determined by the Board in its discretion, Shares may be awarded under the Plan in consideration of past services rendered to the Company, a Parent or Subsidiary.

8.4
Promissory Notes. To the extent permitted by the Board in its sole discretion, payment may be made in whole or in part with a full-recourse promissory note executed by the Optionee or Purchaser. However, the par value of the Shares being purchased under the Plan, if newly issued, shall be paid in cash or cash equivalents. The interest rate payable under the promissory note shall not be less than the minimum rate required to avoid the imputation of income for U.S. federal income tax purposes. Shares shall be pledged as security for payment of the principal amount of the promissory note, and interest thereon; provided that if the Optionee or Purchaser is a Consultant, such note must be collateralized with such additional security to the extent required by applicable laws. In no event shall the stock certificate(s) representing such Shares be released to the Optionee or Purchaser until such note is paid in full. Subject to the foregoing, the Board shall determine the term, interest rate and other provisions of the note.

8.5
Exercise/Sale. To the extent permitted by the Board in its sole discretion, and if a public market for the Shares exists, payment may be made in whole or in part by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

8.6
Exercise/Pledge. To the extent permitted by the Board in its sole discretion, and if a public market for the Shares exists, payment may be made in whole or in part by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker or lender approved by the Company to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

8.7	Other Forms of Payment. To the extent permitted by the Board in its sole discretion, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

SECTION 9.             ADJUSTMENT OF SHARES.

9.1
General. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the Fair Market Value of the Stock, a combination or consolidation of the outstanding Stock into a lesser number of Shares, a recapitalization, a spin-off, a reclassification, a stock split or a similar occurrence, the Board shall make appropriate adjustments to one or more of the following: (i) the number of Shares available for future awards under Section 5; (ii) the number of Shares covered by each outstanding Option; (iii) the Exercise Price under each outstanding Option; or (iv) the price of Shares subject to the Company’s right of repurchase.

9.2	Dissolution or Liquidation. To the extent not previously exercised or settled, Options shall terminate immediately prior to the dissolution or liquidation of the Company.

9.3
Mergers and Consolidations. In the event that the Company is a party to a merger or other consolidation, or in the event of a transaction providing for the sale of all or substantially all of the Company’s stock or assets, outstanding Options shall be subject to the agreement of merger, consolidation or sale. Such agreement may provide for one or more of the following: (i) the continuation of the outstanding Options by the Company, if the Company is a surviving corporation; (ii) the assumption of the Plan and outstanding Options by the surviving corporation or its parent; (iii) the substitution by the surviving corporation or its parent of options with substantially the same terms for such outstanding Options; (iv) immediate exercisability of such outstanding Options followed by the cancellation of such Options; or (v) settlement of the full value of the outstanding Options (whether or not then exercisable) in cash or cash equivalents followed by the cancellation of such Options; in each case without the Optionee’s consent.

9.4
Reservation of Rights. Except as provided in this Section 9, an Optionee or offeree shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 10.           REPURCHASE RIGHTS.

10.1
Company’s Right To Repurchase Shares. The Company shall have the right to repurchase Shares that have been acquired through an award or sale of Shares or exercise of an Option upon termination of the Purchaser’s or Optionee’s Service if provided in the applicable Restricted Share Agreement or Stock Option Agreement. Subject to the following restrictions, the Board in its sole discretion shall determine when the right to repurchase shall lapse as to all or any portion of the Shares, and may, in its discretion, provide for accelerated vesting in the event of a Change in Control or other events. The following restrictions shall apply in the case of a Purchaser or Optionee who is not a Consultant or an officer or director of the Company, a Parent or Subsidiary:

(a)
Repurchase Price. If the Company retains a right to repurchase the Shares at not less than the Fair Market Value of the Shares on the date that the Purchaser’s Service terminates, then such repurchase right shall terminate when the Company’s Stock becomes publicly traded. If the Company retains a right to repurchase the Shares at the original Purchase Price or Exercise Price, then such repurchase right shall lapse at the minimum rate of twenty percent (20%) per year over the five (5) year period starting on the date of the award or sale of Shares or grant of the Option.

(b)
Exercise of Repurchase Right. The Company’s right of repurchase under this Section 10.1 may be exercised only within ninety (90) days of the date on which the Purchaser’s or Optionee’s Service terminates or, if the Optionee acquired the Shares upon exercise of an Option after the date of termination, within ninety (90) days from the date of exercise.

(c)	Payment of Repurchase Price. The Company shall pay the repurchase price in cash, cash equivalents or for cancellation of indebtedness incurred in purchasing the Shares.

SECTION 11.           WITHHOLDING TAXES.

11.1
General. An Optionee or Purchaser or his or her successor shall pay, or make arrangements satisfactory to the Board for the satisfaction of, any federal, state, local or foreign withholding tax obligations that may arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

11.2
Share Withholding. The Board may permit an Optionee or Purchaser to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired; provided, however, that in no event may an Optionee or Purchaser surrender Shares in excess of the legally required withholding amount. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including any restrictions required by rules of any federal or state regulatory body or other authority.

11.3
Cashless Exercise/Pledge. The Board may provide that if Company Shares are publicly traded at the time of exercise, arrangements may be made to meet the Optionee’s or Purchaser’s withholding obligation by cashless exercise or pledge.

11.4	Other Forms of Payment. The Board may permit such other means of tax withholding as it deems appropriate.

SECTION 12.           SECURITIES LAW REQUIREMENTS.

12.1
General. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be listed.

12.2
Voting and Dividend Rights. The holders of Shares acquired under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Share Agreement, however, may require that the holders of Shares invest any cash dividends received in additional Shares. Such additional Shares shall be subject to the same conditions and restrictions as the award with respect to which the dividends were paid.

12.3
Financial Reports. At least annually, the Company shall furnish its financial statements, including a balance sheet regarding the Company’s financial condition and results of operations, to Optionees, Purchasers and stockholders who have received Shares under the Plan, unless such persons are key employees whose duties at the Company assure them access to equivalent information. Financial statements need not be audited.

SECTION 13.           NO RETENTION RIGHTS.

No provision of the Plan, or any right or Option granted under the Plan, shall be construed to give any Optionee or Purchaser any right to become an Employee, to be treated as an Employee, or to continue in Service for any period of time, or restrict in any way the rights of the Company (or Parent or subsidiary to whom the Optionee or Purchaser provides Service), which rights are expressly reserved, to terminate the Service of such person at any time and for any reason, with or without cause, without thereby incurring any liability to him or her.

SECTION 14.           DURATION AND AMENDMENTS.

14.1
Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its adoption by the Board, subject to the approval of the Company’s stockholders. In the event that the stockholders fail to approve the Plan within twelve (12) months after its adoption by the Board, any grants, exercises or sales that have already occurred under the Plan shall be rescinded, and no additional grants, exercises or sales shall be made under the Plan after such date. The Plan shall terminate automatically ten (10) years after its adoption by the Board. The Plan may be terminated on any earlier date pursuant to Section 14.2 below.

14.2
Right to Amend or Terminate the Plan. The Board may amend, suspend, or terminate the Plan at any time and for any reason. An amendment of the Plan shall not be subject to the approval of the Company’s stockholders unless it (i) increases the number of Shares available for issuance under the Plan (except as provided in Section 9) or (ii) materially changes the class of persons who are eligible for the grant of Options or the award or sale of Shares. At least two-thirds (2/3) of the Company’s Shares entitled to vote must affirmatively approve an increase in the number of Shares available for issuance if the total number of Shares that may be issued upon the exercise of all outstanding Options and the total number of Shares provided under any stock bonus or similar plan of the Company exceed thirty percent (30%) of all outstanding Shares of the Company.

14.3
Effect of Amendment or Termination. No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Option granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not adversely affect any Shares previously issued or any Option previously granted under the Plan without the holder’s consent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SECTION 15.           EXECUTION.

To record the adoption of the Plan by the Board on June 27, 2011, effective on such date, the Company has caused its authorized officer to execute the same.

OCZ TECHNOLOGY GROUP, INC.

By	/s/ Ryan M. Petersen
Its Chief Executive Officer

OCZ Technology

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK______________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time on September 26, 2011.

Vote by Internet

- Log on to the Internet and go to **www.envisionreports.com/ocz**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — Our Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 6 and that the frequency of votes on an advisory basis of executive compensation be EVERY ONE YEAR (i.e., annually).

+

1. Election of Directors:

	For	Withhold		For	Withhold
01 - Richard L. Hunter*	☐	☐	02 - Ralph Schmitt*	☐	☐

	1 Yr	2 Yrs	3 Yrs	Abstain
5. To vote, on a non-binding, advisory basis, the frequency of executive compensation votes.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 1 2 1 4 9 2 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

01DA3E

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — OCZ Technology Group, Inc.

Notice of 2011 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – September 27, 2011

Arthur F. Knapp, Jr. and Ryan Petersen, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned; with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of OCZ Technology Group, Inc. to be held at 6373 San Ignacio Avenue, San Jose, CA 95119 on September 27, 2011 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholders. If no such directions are indicated, the Proxies will have authority to vote FOR Items 1, 2, 3, 4 and 6 and that the frequency of votes on an advisory basis of executive compensation be EVERY ONE YEAR (i.e., annually).

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

OCZ Technology

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — Our Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 6 and that the frequency of votes on an advisory basis of executive compensation be EVERY ONE YEAR (i.e., annually).

1. Election of Directors:

	For	Withhold
01 - Richard L. Hunter*	☐	☐
02 - Ralph Schmitt*	☐	☐

	1 Yr	2 Yrs	3 Yrs	Abstain
5. To vote, on a non-binding, advisory basis, the frequency of executive compensation votes.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 1 2 1 4 9 2 2

01DA4E

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — OCZ Technology Group, Inc.

Notice of 2011 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – September 27, 2011

Arthur F. Knapp, Jr. and Ryan Petersen, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned; with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of OCZ Technology Group, Inc. to be held at 6373 San Ignacio Avenue, San Jose, CA 95119 on September 27, 2011 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholders. If no such directions are indicated, the Proxies will have authority to vote FOR Items 1, 2, 3, 4 and 6 and that the frequency of votes on an advisory basis of executive compensation be EVERY ONE YEAR (i.e., annually).

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)